UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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KEMET CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606
June 9, 2016
Dear Stockholder:
You are cordially invited to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) which will be held on Thursday, July 28, 2016, at 10:30 a.m., local time, at KEMET Corporation, 2835 Kemet Way, Simpsonville, South Carolina.
Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. On or about June 9, 2016, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the close of business on June 1, 2016. On the date of mailing of the Notice, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.
Even if you choose to attend the Annual Meeting in person, you are encouraged to review the proxy materials and vote your shares in advance of the meeting by Internet or phone. The Notice will contain instructions to allow you to request copies of the proxy materials to be sent to you by mail. Any proxy materials mailed to you will include a proxy card that you may use to cast your vote by completing, signing and returning the proxy card by mail (or voting instruction form, if you hold shares through a broker). Your vote is extremely important, and we appreciate you taking the time to vote promptly. If you attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.
Sincerely,
Frank G. Brandenberg
Chairman of the Board of Directors

KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of KEMET Corporation (the “Corporation”) will be held on Thursday, July 28, 2016, at 10:30 a.m., local time, at KEMET Corporation, 2835 Kemet Way, Simpsonville, South Carolina, to consider and take action with respect to the following matters:

1)	The election of two directors, each for a three-year term or until his successor is duly elected and qualified.

2)	The ratification of the appointment of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending March 31, 2017.

3)	Advisory approval of the compensation paid to the Corporation’s Named Executive Officers.

4)	The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
Holders of record of the Corporation’s Common Stock as of the close of business on June 1, 2016 are entitled to receive notice of and to vote on all matters presented at the meeting and at any adjournments or postponements thereof.
Your vote is extremely important. We appreciate you taking the time to vote promptly. After reading the Proxy Statement, please vote, at your earliest convenience. Your shares cannot be voted unless you (i) vote by Internet, (ii) vote by phone, (iii) request that proxy materials be sent to you by mail that will include a proxy card that you can use to vote by completing, signing and returning the proxy card by mail or (iv) attend the Annual Meeting and vote in person. In addition, your proxy is revocable at any time before it is voted by written notice to the Secretary of the Corporation or by delivery of a later-dated proxy.

By order of the Board of Directors,
R. James Assaf Secretary
June 9, 2016

KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606
PROXY STATEMENT
2016 Annual Meeting of Stockholders
July 28, 2016

This proxy statement is being furnished to the holders of common stock, par value $0.01 per share (the “Common Stock”), of KEMET Corporation (the “Corporation” or “KEMET”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation (the “Board of Directors” or “Board”) for the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on July 28, 2016, at KEMET Corporation, 2835 Kemet Way, Simpsonville, South Carolina, and at any adjournments or postponements thereof.
In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, the Corporation furnishes proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of our proxy materials other than as described herein. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet or by phone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting proxy materials included in the Notice.
It is anticipated that the Notice will be sent to stockholders on or about June 9, 2016 to holders of record of Common Stock as of the close of business on June 1, 2016. This proxy statement and the form of proxy relating to the Annual Meeting will be made available via the Internet to stockholders on the date that the Notice is first sent.
All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised will be voted in the manner specified therein. If no direction is indicated, the proxies will vote the shares represented thereby FOR the election of each of the directors described herein, FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending March 31, 2017, FOR the advisory approval of the compensation paid to the Corporation’s Named Executive Officers, and, as to any other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof, in accordance with the recommendation of the Corporation’s management.

Voting your proxy by Internet or telephone or by returning your completed proxy by mail will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your proxy any time before it is voted by written notice to the Secretary of the Corporation prior to the Annual Meeting or by submission of a later-dated proxy.

Each outstanding share of Common Stock entitles the holder thereof to one vote. On June 1, 2016, the record date, there were 46,235,675 shares of Common Stock outstanding. The presence in person or by proxy of a majority of such shares of Common Stock shall constitute a quorum. Pursuant to Delaware law, abstentions are treated as present and entitled to vote, and therefore are counted in determining the existence of a quorum. Under Delaware law, broker “non-votes” are considered present but not entitled to vote, and thus will be counted in determining the existence of a quorum but will not be counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.
Each director nominee shall be elected to the Board of Directors by vote of the majority of the votes cast with respect to that director nominee’s election at any meeting for the election of directors at which a quorum is present. The Amended and Restated By-laws of the Corporation provide that a majority of the votes cast means the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee. The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending March 31, 2017 and to approve on an advisory basis the compensation paid to the Corporation’s Named Executive Officers.
Abstentions will have no effect on the election of directors, ratification of Ernst & Young LLP as the independent registered public accounting firm, or the advisory approval of the compensation paid to the Named Executive Officers since only votes “For” or “Against” each such proposal will be counted.

When a matter is not routine and the brokerage firm has not received voting instructions from the stockholder, the brokerage firm cannot vote the shares on that matter. This is called a broker “non-vote.” The ratification of the selection of independent auditors is considered a routine matter. The election of directors and the advisory approval of the compensation paid to the Named Executive Officers are not considered routine matters.

PROPOSAL TO ELECT TWO DIRECTORS
The Corporation’s Restated Certificate of Incorporation provides that the Board of Directors will consist of not more than nine nor fewer than three directors with the number of directors to be established by the Board of Directors by resolution.
The Board of Directors is currently comprised of eight directors divided into three classes (Messrs. Kotzubei and Paul—2016; Messrs. Brandenberg, Borruso and Maddrey—2017; and Dr. Backes and Messrs. Bedi and Lööf—2018). The term of each class expires in different years. The nominees for election to the Board of Directors this year are Jacob T. Kotzubei and Robert G. Paul, both of whom are currently directors of the Corporation, and both of whom has been nominated to serve for a three-year term or until his successor is duly elected and qualified. The Board of Directors expects the nominees named above to be available for election. In case the nominees are not available, the proxy holders may vote for a substitute, unless the Board of Directors reduces the number of directors.
Provided that a quorum is present, each director nominee will be elected at the Annual Meeting by a majority of the votes cast with respect to that director nominee’s election. The Amended and Restated By-laws of the Corporation provide that a majority of the votes cast means the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee. There is no right to cumulative voting as to any matter, including the election of directors.
The following sets forth, among other matters, information as to each continuing director and each nominee for director: (i) their age, as of June 1, 2016; (ii) all positions and offices with the Corporation; (iii) principal occupation and employment during the past five years; (iv) current directorships of publicly-held companies or registered investment companies; (v) other previous directorships of publicly-held companies or registered investment companies during the past five years; (vi) period of service as a director of the Corporation; and (vii) particular experience, qualifications, attributes or skills, beyond those described above, which led to the Corporation’s Board of Directors to conclude that such director or nominee for director should serve as a director of the Corporation.
The Board of Directors recommends a vote “FOR” the re-election of each of Jacob T. Kotzubei and Robert G. Paul to the Board of Directors, each to serve for a three-year term or until his successor is duly elected and qualified.
Nominees for Board of Directors
Jacob T. Kotzubei, 47, Director, was named such in October 2011. Mr. Kotzubei joined Platinum Equity Advisors, LLC (“Platinum Equity”) in 2002 and is a Partner at the firm. Mr. Kotzubei serves as an officer and/or director of a number of Platinum Equity’s portfolio companies. Prior to joining Platinum Equity in 2002, Mr. Kotzubei worked for 4½ years for Goldman Sachs’ Investment Banking Division in New York City. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei serves on the board of directors for Ryerson Holding Corporation and Ryerson Inc. Mr. Kotzubei received a Bachelor’s degree from Wesleyan University and holds a Juris Doctor from Columbia University School of Law where he was elected a member of the Columbia Law Review. The Corporation's Board of Directors believes that it benefits from Mr. Kotzubei’s experience in executive management oversight, private equity, capital markets, mergers and acquisitions and related transactional matters.
Robert G. Paul, 74, Director, was named such in July 2006. Mr. Paul is the former President of the Base Station Subsystems Unit of Andrew Corporation, a global designer, manufacturer, and supplier of communications equipment, services, and systems, from which he retired in March 2004. From 1991 through July 2003, he was President and Chief Executive Officer of Allen Telecom Inc. which was acquired by Andrew Corporation during 2003. Mr. Paul joined Allen Telecom in 1970 where he built a career holding various positions of increasing responsibility including Chief Financial Officer. Mr. Paul currently serves on the board of directors of Comtech Telecommunications Corp., and previously served on the board of directors of Rogers Corporation from April 2000 through May 2016. He earned a Bachelor of Science degree in Mechanical Engineering from the University of Wisconsin- Madison and a Masters of Business Administration degree from Stanford University. The Corporation’s Board of Directors believes that it benefits from Mr. Paul’s extensive experience in the communications industry, one of the primary market segments into which the Corporation sells its products. Mr. Paul’s strong financial background adds accounting expertise to both the Corporation’s Board of Directors and its Compensation Committee. In addition, Mr. Paul’s experience running a public company with markets throughout the world and manufacturing plants in Europe, Asia and the Americas provides a strong fit with the Corporation’s global markets and operations. The Corporation also benefits from Mr. Paul’s previous public company board experience.
Continuing Directors
Dr. Wilfried Backes, 73, Director, was named such in March 2008. Dr. Backes served as Executive Vice President and Chief Financial Officer of EPCOS AG, a major publicly traded passive electronic components company headquartered in Germany, from 2002 through his retirement in 2006. Dr. Backes previously served as Executive Vice President, Chief Financial Officer and Treasurer of Osram Sylvania, Inc. from 1992 to 2002. Prior to that time, Dr. Backes held various senior management positions with Siemens AG including the position of President and Chief Executive Officer of Siemens Components, Inc. from 1989 to 1992. He received Diplom-Volkswirt and Dr. rer. pol. Degrees from Rheinische Friedrich-Wilhelms-Universität in Bonn, Germany. The Corporation’s Board of Directors believes that it benefits from Dr. Backes’ fifteen years of international experience within the electronic passive components industry, as well as his experience in the industrial/lighting industry, the Corporation’s largest market segment into which it sells its products. In addition, Dr. Backes’ strong financial background adds accounting expertise to both the Corporation’s Board of Directors and its Audit Committee.
Gurminder S. Bedi, 68, Director, was named such in May 2006. Mr. Bedi served as Vice President of Ford Motor Company from October 1998 through his retirement in December 2001. Mr. Bedi served in a variety of other managerial positions at Ford Motor Company for more than thirty years. He is currently on the board of directors of Actuant Corporation and Blue Bird Corporation, and previously served as a director of Compuware Corporation from 2002 until December 2014, (including Chairman from April 2013 through December 2014). He earned a Bachelor of Science degree in Mechanical Engineering from George Washington University and a Masters of Business Administration degree from the University of Detroit. The Corporation’s Board of Directors believes that it benefits from Mr. Bedi’s strong technical background, as well as his extensive experience with Ford Motor Company, a global leader in the automotive industry, a key market segment into which the Corporation sells its products. The Corporation also benefits from Mr. Bedi’s previous public company board experience.
Frank G. Brandenberg, 69, Chairman and Director, was named such in October 2003. Before his retirement in 2003, Mr. Brandenberg was a Corporate Vice President and Sector President of Northrop Grumman Corporation from July 2001 to December 2003. Prior to joining Northrop, he previously spent 28 years at Unisys where his last position was Corporate Vice President and President, Client/Server Systems, and then later served as the President and Chief Executive Officer of EA Industries, Inc. Mr. Brandenberg served as Senior Vice President and Group Executive with Litton Industries, Inc. from November 1999 until its acquisition by Northrop in April 2001. Mr. Brandenberg is the majority owner and serves as the Chief Executive Officer of Auto-Lab Franchise Management Corporation, d/b/a Auto-Lab Complete Car Care Centers, a private company and franchiser of automotive repair and maintenance facilities. He received a Bachelor of Science degree in Industrial Engineering and a Masters of Science degree in Operations Research from Wayne State University and completed the Program for Management Development at the Harvard Business School. The Corporation’s Board of Directors believes that it benefits from Mr. Brandenberg’s experience in high-tech component businesses as well as with leading companies in the military/aerospace and computer‑related industries, significant market segments into which the Corporation sells its products. The Corporation also benefits from Mr. Brandenberg’s previous public company board experience.
Joseph V. Borruso, 76, Director, was named such in March 2008. Mr. Borruso is currently the President of AOEM Consultants, LLC, a business consulting firm for automotive suppliers, and has served in such capacity since July 2005. Mr. Borruso served as President and Chief Executive Officer of Hella North America, a manufacturer of automotive lighting and electronics, from 1999 through his retirement in May 2005. Prior thereto, he served in various senior management positions, most recently as Executive Vice President of Sales, for the Bosch Automotive Group N.A. from 1983 to 1999. From April 2012 through October 2015, Mr. Borruso served on the board of directors of Gibbs Sports Amphibians Inc. The Corporation’s Board of Directors believes that it benefits from Mr. Borruso’s extensive experience in the automotive supplier industry, a key market segment into which the Corporation sells its products. In addition, Mr. Borruso’s international experience while at Bosch Automotive Group N.A. and Hella North America provides value from a global business perspective.
Per-Olof Lööf, 65, Chief Executive Officer and Director, was named such in April 2005. Mr. Lööf was previously the Managing Partner of QuanStar Group, LLC, a management consulting firm and had served in such capacity since December 2003. Prior thereto, he served as Chief Executive Officer of Sensormatic Electronics Corporation and in various management roles with Andersen Consulting, Digital Equipment Corporation, AT&T and NCR. Mr. Lööf serves on several charity boards including Boca Raton Regional Hospital and the International Centre for Missing & Exploited Children. He received a “civilekonom examen” degree in economics and business administration from the Stockholm School of Economics. The Corporation’s Board of Directors believes that it benefits from Mr. Lööf’s successful management experience with leading global companies, including his leadership of Sensormatic Electronics Corporation, a New York Stock Exchange company until its acquisition by Tyco International Ltd. in 2001. These experiences and Mr. Lööf’s ongoing leadership of the Corporation and interaction with the Corporation’s customers and suppliers provide the Board of Directors with industry expertise and a deep understanding of the Corporation’s business and operations and the economic environment in which it operates.
E. Erwin Maddrey, II, 75, Director, was named such in May 1992. Mr. Maddrey is President of Maddrey and Associates, a personal investments vehicle, and has served in such capacity since July 2000. Mr. Maddrey was President, Chief Executive Officer, and a Director of Delta Woodside Industries, a textile manufacturer, from 1984 through June 2000. Prior thereto, Mr. Maddrey served as President, Chief Operating Officer, and Director of Riegel Textile Corporation. Mr. Maddrey also serves on the board of directors for Blue Cross/Blue Shield of South Carolina as well as several non-profit organizations including the Furman University Board of Trustees. Mr. Maddrey retired as director of Delta Apparel, Inc. in November 2012. The Corporation’s Board of Directors believes that it benefits from the broad expertise acquired by Mr. Maddrey as an officer and director in a variety of for-profit and not-for-profit organizations, including extensive financial experience which allows Mr. Maddrey to serve effectively as the Chairman of the Corporation’s Audit Committee. The Corporation also benefits from Mr. Maddrey’s previous public company board experience.
There are no family relationships among the Corporation’s directors or executive officers.
Information about the Board of Directors
The Board of Directors held six meetings (exclusive of committee meetings) during the fiscal year ended March 31, 2016. Each current director attended at least 75% of the number of meetings that they were eligible to attend during the fiscal year ended March 31, 2016 of the Board of Directors and all committees on which such director served. The Corporation has not adopted a formal policy with respect to directors’ attendance at annual meetings of the stockholders of the Corporation. The Corporation encourages, but does not require, directors to attend. All of the Corporation’s directors were in attendance at the 2015 Annual Meeting of Stockholders: seven directors attended in person and one director attended telephonically. In accordance with the Corporation’s Corporate Governance Guidelines, Frank G. Brandenberg, as Chairman of the Board, presided over all regularly scheduled executive sessions of the non-management directors of the Corporation. The Board of Directors has established the following permanent committees, the functions and current members of which are noted below. All of the committees of the Board of Directors operate under charters, current copies of which can be found on our website at http://ir.kemet.com where you can click on the “Corporate Governance” link for each of the committee charters.
Audit Committee. The Audit Committee of the Board of Directors currently consists of: Mr. Maddrey (Chairman of the Audit Committee), Dr. Backes and Mr. Borruso. All members of the Audit Committee are independent as defined in the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended (“Exchange Act”), and the listing rules of the New York Stock Exchange (“NYSE”). The Board of Directors has determined that at least one member of the Audit Committee, Mr. Maddrey, is an “audit committee financial expert” serving on the Audit Committee within the meaning of the Securities and Exchange Commission (the “SEC”) rules and regulations. In addition, Dr. Backes and Mr. Borruso also have prior financial statement experience: Dr. Backes has served at various times as president, chief executive officer, chief financial officer and treasurer in prior companies; and Mr. Borruso has served as president and chief executive officer in current and prior companies. Mr. Maddrey has served as president of current and prior companies and on audit committees with other companies. The Audit Committee, among other duties, employs the independent auditors, pre-approves all services performed by the independent auditors, reviews the internal and external financial reporting of the Corporation, reviews the scope of the independent audit, considers comments by the auditors regarding internal controls and accounting procedures and management’s response to those comments, and reviews services provided by the independent auditors and other disclosed relationships as they bear on the independence of the independent auditors. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee met eight times during the fiscal year ended March 31, 2016.
Compensation Committee. The Compensation Committee of the Board of Directors currently consists of Mr. Paul (Chairman of the Compensation Committee), Dr. Backes and Messrs. Bedi and Borruso. All members of the Compensation Committee are independent within the meaning of the listing rules of the NYSE. The Compensation Committee, among other duties, establishes the total compensation package provided to the Chief Executive Officer and the Corporation's Named Executive Officers, and reviews and/or approves the actual compensation (including base pay adjustments and any annual and long-term incentive payouts) paid to all senior executive officers of the Corporation, including all direct reports of the Chief Executive Officer. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee met seven times during the fiscal year ended March 31, 2016.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Messrs. Bedi (Chairman of the Nominating and Corporate Governance Committee), Maddrey and Paul, all of whom are independent within the meaning of the listing rules of the NYSE. The Nominating and Corporate Governance Committee, among other duties, is authorized to review the Corporation’s governance practices, including the composition of the Board, and to make recommendations to the Board concerning nominees for election as directors, including nominees recommended by stockholders. The Nominating and Corporate Governance Committee met four times during the fiscal year ended March 31, 2016.
A stockholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Corporate Secretary in writing with supporting material that the stockholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Corporation’s By-laws relating to stockholder nominations. Once the Nominating and Corporate Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Nominating and Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines that additional consideration is warranted, it will engage a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then evaluates the prospective nominee against certain standards and qualifications. The Nominating and Corporate Governance Committee selects individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Corporation’s stockholders. In addition, pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee evaluates the prospective nominee against a set of criteria for Board membership which includes factors relating to business experience, diversity, occupation, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board. The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Corporate Governance Committee determines the nominees who it will recommend to the Board.
Director Independence. The Board undertook its annual review of director independence in April 2016. During this review, the Board inquired about transactions and relationships between each director or any member of his or her immediate family and the Corporation and its subsidiaries and affiliates. The Board also inquired about transactions and relationships between directors or their affiliates and members of the Corporation’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
Only one of the directors determined to be independent by the Board has a relationship with the Corporation other than as a director. In evaluating the independence of Mr. Kotzubei, the Board considered that (i) Mr. Kotzubei is a Partner of Platinum Equity Advisors, LLC and (ii) K Equity, LLC (“K Equity”), an affiliate of Platinum Equity Advisors, LLC, has a warrant representing the right to purchase 8.4 million shares of Common Stock. In determining that Mr. Kotzubei is independent, the Board favorably considered that (i) Mr. Kotzubei meets the NYSE independence tests, (ii) the NYSE does not view ownership of even a significant amount of stock, by itself, as a bar to an independence determination, (iii) the loans with K Equity have been extinguished, (iv) the term of the Corporate Advisory Services Agreement with Platinum Equity Advisors, LLC, as well as the advisory fee payable thereunder, were both fixed as of its May 5, 2009 effective date, and the term expired on June 30, 2013, and (v) the warrant rights of K Equity closely align K Equity’s interests with the Corporation’s stockholders.
As a result of this review, the Board affirmatively determined that all of the directors, including the Chairman, Frank G. Brandenberg, are independent of the Corporation and its management within the meaning of the SEC’s rules and regulations and the NYSE rules and regulations, with the exception of Mr. Per-Olof Lööf, who is considered to be a non-independent director because he is a member of the Corporation’s management.
Board Leadership Structure. Currently, the positions of Chairman of the Board and Chief Executive Officer of the Corporation are held by separate individuals, with Mr. Lööf serving as CEO and Mr. Brandenberg serving as Chairman of the

Board. The Board believes that at the current time this structure is best for the Corporation, as it allows Mr. Lööf to focus on the Corporation’s strategy, business and operations, while enabling Mr. Brandenberg to assist with Board matters and serve as a liaison between the Board and the Corporation’s management.
Role in Risk Oversight. As the Corporation’s principal governing body, the Board of Directors has the ultimate responsibility for overseeing the Corporation’s risk management practices. According to the Corporation’s Corporate Governance Guidelines, the Board of Directors’ risk responsibilities include assessing major risks facing the Corporation, including those relating to cyber security, and reviewing options for their mitigation; monitoring ethical behavior; monitoring compliance with laws and regulations, the Corporation’s Global Code of Conduct (“Code of Conduct”), auditing and accounting principles and the Corporation’s own governing documents; assessing its own effectiveness in fulfilling these and other Board responsibilities; and overseeing the procedures in place to ensure the integrity of the Corporation’s financial statements. The Board of Directors believes it has in place effective processes to identify and oversee the material risks facing the Corporation and that these processes are consistent with, and provide additional support for, the current leadership structure of the Board of Directors. Certain risk management functions have been delegated to committees of the Board of Directors.
Pursuant to the Audit Committee Charter, one of the primary roles and responsibilities of the Audit Committee is to monitor the integrity of the Corporation’s financial reporting process and systems of internal controls regarding finance, accounting and associated legal compliance. Under the Audit Committee Charter, the Audit Committee will, among other responsibilities and duties:

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Consider and review with management, the internal audit group and the independent public accountants the effectiveness or weakness of the Corporation’s internal controls. Develop in consultation with management a timetable for implementing recommendations to correct identified weaknesses.

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Review the coordination between the independent public accountants and internal auditors; review the risk assessment processes, scopes and procedures of the Corporation’s internal audit work and whether such risk assessment process, scopes and procedures are adequate to attain the internal audit objectives as determined by the Corporation’s management and approved by the committee; and review the quality and composition of the Corporation’s internal audit staff.

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Review management’s monitoring of the Corporation’s compliance with laws and the Corporation’s Code of Conduct and ensure that management has proper review systems in place to ensure that the Corporation’s financial statements, reports and other information disseminated to governmental organizations and the public satisfy legal requirements.

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Provide oversight of the Corporation’s safety, health and environmental programs, including a periodic review of accident frequency and severity statistics, programs to promote safe work habits, serious statutory violations or resulting citations, and any potential legal and/or financial liabilities in excess of $100,000 that may exist due to non-compliance with any safety, health or environmental law or regulation.

The Corporation’s Chief Compliance Officer provides reports to the Audit Committee concerning activities related to the Corporation’s whistleblower hotline and other compliance issues.
The Compensation Committee reviews the Corporation’s compensation policies and practices to ensure that no such practices or policies create a reasonable likelihood of a material adverse effect on the Corporation. Additional information on the process and procedures for executive compensation determinations, including the role of management and compensation consultants, is contained in “Compensation Discussion and Analysis” below. For the fiscal year ended March 31, 2016, the Compensation Committee determined that none of the Corporation’s compensation policies or practices were reasonably likely to have a material adverse effect on the Corporation.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is or has been an officer or employee of the Corporation, and no executive officer of the Corporation served on the Compensation Committee or board of directors of any entity that employed any member of the Corporation’s Compensation Committee or Board of Directors. In addition, no other “compensation committee interlocks” existed during the fiscal year ended March 31, 2016.

Compensation of Directors
During the fiscal year ended March 31, 2016, the compensation of the non-employee members of our Board of Directors was as follows (employee directors are not compensated for their service on our Board of Directors):

•	Each director was paid a director’s fee at the annual rate of $70,000.

•	The Chairman received an annual retainer of $35,000.

•	The Chairman of the Audit Committee of the Board received an annual retainer of $15,000, and each other member of the Audit Committee received an annual retainer of $10,000.

•	The Chairman of the Compensation Committee received an annual retainer of $15,000, and each other member of the Compensation Committee received an annual retainer of $10,000.

•
The Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $10,000, and each other member of the Nominating and Corporate Governance Committee received an annual retainer of $5,000.

•	All directors were reimbursed for out-of-pocket expenses incurred in connection with attending meetings.

•	Unless approved in advance by the Board for special circumstances, no additional fees were paid for attendance at meetings of the Board or a Committee of the Board.

•
Each non-employee director received an annual grant of 10,000 restricted stock units (“Director RSUs”), which vest, based on the director's continued service, one day prior to the Annual Meeting of Stockholders for the fiscal year in which they are issued. Upon settlement, each Director RSU is converted into a share of restricted Common Stock and delivered to the director. Prior to the grant date, each director can elect to defer the settlement of his Director RSUs beyond the vesting date to a specific later date or to the termination date of his service on the Board. Restricted shares of Common Stock that have been converted from Director RSUs are 100% vested on the date of settlement; however they are restricted and cannot be sold until 90 days after the director resigns from his position as a member of the Board.

The Corporation uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. Periodically the Board of Directors approves changes to non-employee director compensation after review of recommendations from the Compensation Committee.  In recommending the levels of director cash and equity compensation, the Compensation Committee considers the significant amount of time that directors expend in fulfilling their duties to the Corporation as well as the skill-level required by the Corporation of members of the Board of Directors. The Compensation Committee also examines compensation of directors at manufacturing companies with revenues comparable to the Corporation.  None of the non-employee directors participate in a defined benefit plan or non-qualified deferred compensation plan sponsored or contributed to by the Corporation.

DIRECTOR COMPENSATION TABLE
The table below provides information concerning the compensation of the Corporation’s non-employee directors for the fiscal year ended March 31, 2016. The table below does not include information with respect to the Corporation’s Chief Executive Officer, Mr. Lööf, as he is also a Named Executive Officer of the Corporation. As an employee-director, Mr. Lööf is not compensated for his service as a director of the Corporation.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Wilfried Backes	90,000	22,200	112,200
Gurminder S. Bedi	90,000	22,200	112,200
Joseph V. Borruso	90,000	22,200	112,200
Frank G. Brandenberg	105,000	22,200	127,200
Jacob T. Kotzubei	70,000	22,200	92,200
E. Erwin Maddrey, II	90,000	22,200	112,200
Robert G. Paul	90,000	22,200	112,200

(1)
Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for the following restricted stock unit grants: 10,000 Director RSUs with a grant date fair value of $22,200 granted on July 30, 2015 to each of Dr. Backes and Messrs. Bedi, Borruso, Brandenberg, Kotzubei, Maddrey and Paul.

Stock Ownership Guidelines
To directly align the interests of the directors with the interests of the stockholders, the Compensation Committee established guidelines stipulating whereby each director should maintain a minimum ownership interest in the Corporation. Mr. Lööf as a member of management has a target to own and retain a minimum number of shares totaling in value five times his annual base salary (discussed further in the Compensation Discussion and Analysis). Non-employee directors have a target to own and retain a minimum number of shares totaling in value three times their annual cash retainer ($70,000 in FY2016). The time period during which such minimum number of shares is to be acquired and retained is targeted five years from the later of (i) April 1, 2006 or (ii) the year in which such director was first elected. The following represents each non-employee director's attainment of his targeted Corporation share ownership, based on the number of shares beneficially owned and the closing price of the Corporation's common stock as of March 31, 2016:

Name	Attainment of Targeted Corporation Share Ownership
Wilfried Backes	62.8%
Gurminder S. Bedi	59.7%
Joseph V. Borruso	62.4%
Frank G. Brandenberg	60.8%
Jacob T. Kotzubei (1)	33.3%
E. Erwin Maddrey, II	47.9%
Robert G. Paul	59.3%
(1)    Mr. Kotzubei has been a director of the Corporation for less than five years.
In addition to the Director RSUs received by each non-employee director, a majority of the Corporation's directors purchased Corporation common stock on the open market in the fiscal year ended March 31, 2016. However, the price of our common stock as of March 31, 2016 caused all directors to fall short of their stock ownership guideline targets. However, between that time and June 1, the value of our common stock has increased by approximately 40%.

As persons with access to material non-public information regarding the Corporation, our directors are restricted in their ability to trade our securities in accordance with applicable law and the guidelines contained in our insider trading policy.
Stockholder Communication with the Board of Directors
Stockholders and other parties interested in communicating directly with the Chairman or with the non-management directors as a group may do so by writing to Chairman of the Board of Directors, KEMET Corporation, P.O. Box 5928, Greenville, South Carolina 29606.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Corporation’s officers, directors and persons who beneficially own more than 10% of a registered class of the Corporation’s equity securities to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten-percent beneficial owners also are required by rules promulgated by the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.
Based solely upon a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 filings were required, the Corporation believes that during the period from April 1, 2015 through March 31, 2016, all the Corporation's officers, directors and greater than ten-percent beneficial owners complied with the Section 16(a) filing requirements applicable to them.
Review, Approval or Ratification of Transactions with Related Persons
Our directors and executive officers (and other employees) are expected to adhere to the Corporation’s Code of Conduct. Our Code of Conduct is available free of charge on the Corporation’s website at http://ir.kemet.com where you can click on the link to “Corporate Governance,” then “Global Code of Conduct.” In the event that any action arises or is proposed that would require a waiver of or a deviation from our Code of Conduct, or in the event that any actual or potential conflict of interest arises involving any of our directors or executive officers, our policy requires that the matter be reported to the Corporation’s management. In the event of such conflicts, the director(s) or officer(s) involved, if any, shall recuse themselves from any decision affecting their personal interests.
The Board has reviewed the following transactions, including, without limitation, for the purpose of determining the independence of Mr. Kotzubei, a Partner at Platinum Equity, within the meaning of the SEC’s rules and regulations and the NYSE rules and regulations.
On May 5, 2009, the Corporation entered into a credit facility with K Financing, LLC (the “Amended and Restated Platinum Credit Facility”), an affiliate of Platinum Equity Capital Partners II, L.P. The Amended and Restated Platinum Credit Facility consisted of a term loan (the “Platinum Term Loan”), a line of credit loan (the “Platinum Line of Credit Loan”) and a working capital loan (“Platinum Working Capital Loan”) among K Financing, LLC (“K Financing”), the Corporation and certain of the Corporation’s subsidiaries.
In connection with the Amended and Restated Platinum Credit Facility, the Corporation granted K Financing a warrant to purchase up to 26,848,484 shares of the Corporation’s Common Stock, representing up to 49.9% of the Corporation’s outstanding Common Stock; the Warrant was subsequently transferred to K Equity, an affiliate of K Financing. As a result, K Equity and certain of its affiliates are deemed to be beneficial owners of the Corporation’s securities as well as “related persons” as holders of securities covered by Item 403(a) of Regulation S-K.
In connection with the Amended and Restated Platinum Credit Facility, the Corporation entered into a Corporate Advisory Services Agreement with Platinum Equity Advisors, LLC (“Platinum Advisors”), an affiliate of K Equity, for a term lasting until the later of (i) June 30, 2013 and (ii) the termination of the Amended and Restated Platinum Credit Facility, pursuant to which the Corporation paid an annual fee of $1.5 million to Platinum Advisors for certain advisory services. On May 5, 2010, the Platinum Term Loan, the Platinum Line of Credit Loan, and the Platinum Working Capital Loan were extinguished. On June 30, 2013, the term of the Corporate Advisory Services Agreement expired.
On December 20, 2010, in connection with a secondary offering in which K Equity was the selling security holder, K Equity sold a portion of the Warrant representing the right to purchase 10.9 million shares of Common Stock to the underwriters of the secondary offering, who exercised their full portion of the warrant at a price of $12.80 per share in a cashless exercise and received a net settlement of 10.0 million shares of Common Stock. These shares were sold as part of a secondary offering and KEMET did not receive any of the proceeds from the transaction. On May 31, 2011, K Equity sold a portion of the Closing

Warrant to Deutsche Bank Securities Inc., in connection with the offering of a total of 7 million shares of the Corporation’s Common Stock, at a public offering price of $14.60 per share. K Equity retained the unsold portion of the Warrant, representing the right to purchase 8.4 million shares of Common Stock.
PROPOSAL TO RATIFY APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to examine the financial statements of the Corporation for the fiscal year ending March 31, 2017 and to perform other appropriate accounting services.
A proposal will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP as the Corporation’s independent registered public accounting firm. One or more members of that firm are expected to be available at the Annual Meeting to respond to questions and to make a statement if they desire to do so. During the fiscal years ended March 31, 2016 and 2015, Ernst & Young LLP served as the Corporation’s independent registered public accounting firm and also provided other audit-related services. See “Audit and Non-Audit Fees” on page 43. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the meeting, other independent registered public accounting firms will be considered by the Audit Committee. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Corporation and its stockholders.
The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending March 31, 2017.

PROPOSAL CONCERNING ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION PAID TO THE CORPORATION’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY” VOTE)

General Information
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our “Named Executive Officers” as disclosed in this Proxy Statement in accordance with the SEC’s rules (commonly known as a "say-on-pay" proposal).
In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2011 annual meeting of stockholders, we recommended, and our stockholders voted in favor of, an annual say-on-pay vote. In light of this result and other factors considered by the Board, the Board determined that the Corporation would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency. The next advisory vote on the frequency of the say-on-pay vote will occur at our 2017 annual meeting of stockholders.

Summary
We are asking our stockholders to provide advisory approval of the compensation paid to our “Named Executive Officers,” which consist of our “principal executive officer,” our “principal financial officer” and our “next three highest paid-executive officers” at the end of our last fiscal year ended March 31, 2016 (“fiscal year 2016”), as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement (beginning on page 16) and the compensation tables and narrative disclosures following the CD&A.
This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies and practices, as described in this Proxy Statement.
Our Pay for Performance Link
Each year we set challenging annual and long-term performance goals that our Named Executives must achieve in order to realize any compensation under our respective incentive compensation programs. Moreover, approximately 67% of our CEO’s and 60% of our other Named Executive Officers’ (taken as a whole) compensation opportunities come in the form of incentive compensation opportunities that they must earn in order to receive. Our performance measured against these goals in 2016 was above threshold, but below our target goals. As a result, the amount of compensation our Named Executive Officers received last year was significantly less than in 2015 when we surpassed our target performance goals.
While we always wish to exceed our target measures, we understand that in a challenging business environment, we may not always do so, especially when our targets are meaningful and challenging. Even so, we believe that our Named Executive Officers’ compensation should be significantly tied to the Corporation's performance. Thus, our Named Executive Officers received lower amounts of incentive compensation last year that was commensurate with the Corporation's level of performance.

Historical Say on Pay Results
Historically, our stockholders have viewed our executive compensation program very favorably. During the period from 2012 through 2014 our stockholders voted to approve (on a non-binding basis) the compensation received by our Named Executive Officers with favorable votes over 95% in each such year. Last year; however, we experienced an unexpected decrease in our stockholders’ say on pay approval percentage.
We recognize this decline and believe that, in light of the consistency in our executive compensation program and our historically high approval percentages, last year’s results may have reflected other concerns held by our stockholders. We conduct regular stockholder outreach with our larger stockholders during the year and did not receive any questions or concerns from such stockholders concerning our executive compensation program. Therefore, we have maintained our executive compensation program largely in the same form as prior years, as we believe it is based on sound pay-for-performance principles and encourages our executives to work towards achieving performance goals that will ultimately drive our Corporation's success over the long-term.
However, we recognize that our disclosures regarding our executive compensation program may always be improved to clarify for our stockholders the operation of these arrangements, the pertinent performance goals and the linkage between actual performance and incentive compensation payments. Thus, we encourage you to review our disclosures below and later in this proxy statement which we believe show the soundness of our executive compensation program.
Fiscal Year 2016 Business and Incentive Compensation Highlights
Overall, our performance during the last fiscal year was good, especially in the context of the overall industry challenges faced by us and our peer companies. Specifically, we achieved the following results:

•	Revenues of $734.8 million, which were consistent with industry trends including the impact of approximately $31 million of currency fluctuations versus the prior year;

•	Maintained market share despite challenging business conditions;

•	Improved GAAP gross margins by 280 basis points;

•	Improved Adjusted EBITDA margin by 130 basis points; and

•	Improved operating cash flows by more than 30%.

In addition, the table below shows our performance under our annual bonus program during the 2016 fiscal year and under the performance portion of our long-term incentive program over the period ended March 31, 2016.

	Overview and Performance	Resulting Payments
2016 Executive Bonus Plan	• Measures Revenue, Adjusted EBITDA Free Cash Flow and Personal Performance over FY 2016 (Mr. Meeks’ EBP also tracks his business unit’s performance)	Cash payments ranged from 66% to 73% of targets
• Corporate performance = 71% achievement
• Business unit performance = 70% achievement
• Personal performance = 54% to 76%

2015/2016 Performance LTIP	• Measures corporate Adjusted EBITDA performance over a two-year period	Payment in a mix of cash and stock equal to level of performance achievement
• 2015/2016 Adjusted EBITDA = 82% achievement

Our Principles
We believe that our executive compensation program should:

•	Incentivize executives to achieve business objectives that we believe will drive stockholder value;

•	Enable the Corporation to attract, retain and motivate highly-qualified executives by offering market-competitive total compensation packages;

•
Balance our executives' focus on short- and longer-term performance objectives through an appropriate mix of short-term cash incentive awards and long-term awards that include equity that vests over a number of years;

•
Incorporate features designed to further align executive compensation with stockholder interests and mitigate risks, such as our: (i) cash bonus program and long-term equity awards, (ii) prohibition on “short sales” of and trading derivatives of Corporation securities (applicable to all employees), (iii) prohibition on minimum guaranteed cash bonus payments, equity grants or base salary increases, (iv) limited perquisites (v) stock ownership and holding requirements; and (vi) compensation recoupment and anti-hedging and anti-pledging policies; and

•
Utilize “best practices” with respect to executive compensation arrangements, including employment agreement / change-in-control provisions that only provide cash severance and accelerated vesting of long-term incentive plan performance awards upon a change-in-control termination (i.e., a “double trigger”) and do not provide for the payment of any excise tax gross-up amounts.

Consistent with these principles, and as further discussed in the CD&A, we believe the Compensation Committee has designed an executive compensation program that: (i) aligns the compensation of our executives with the interests and concerns of stockholders and our overall business strategy by linking significant portions of our executives’ compensation to our performance, (ii) is competitive and reasonable as compared to compensation programs adopted by the Corporation’s peer group and based on a review of broader public company and industry survey data and (iii) is cost-effective with limited perquisites and other personal benefits.
The Board of Directors recommends a vote "FOR" the say-on-pay proposal, as stated by the following resolution:
“RESOLVED, that the Corporation’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Corporation’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the fiscal year 2016 Summary Compensation Table, and the other related tables and disclosures.”
The say-on-pay vote is advisory, and therefore not binding on the Corporation, our Board of Directors or our Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

SECURITY OWNERSHIP
As of June 1, 2016, the Corporation’s issued and outstanding Common Stock consisted of 46,235,675 shares of Common Stock. The following information with respect to the outstanding shares of Common Stock beneficially owned by each nominee for director of the Corporation, each “Named Executive Officer,” the directors and executive officers as a group, and all beneficial owners of more than 5% of the Common Stock known to the Corporation is furnished as of June 1, 2016. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name.

Directors, Named Executive Officers and 5% Stockholders	Amount and Nature of Beneficial Ownership		Percent of Class
Per-Olof Lööf	657,240	(1)	1.42%
William M. Lowe, Jr.	263,434	(2)	*
Charles C. Meeks, Jr.	134,916	(3)	*
Dr. Philip M. Lessner	89,001	(4)	*
Claudio Lollini	56,106	(5)	*
Dr. Wilfried Backes	68,334	(6)	*
Gurminder S. Bedi	65,001	(7)	*
Joseph V. Borruso	67,867	(8)	*
Frank G. Brandenberg	66,192	(9)	*
Jacob T. Kotzubei	36,230	(10)	*
E. Erwin Maddrey, II	52,096	(11)	*
Robert G. Paul	64,501	(12)	*
All Directors and Officers as a Group (16 persons)	1,794,645	(13)	3.84%
Invesco Ltd.	3,975,177	(14)	8.60%
Rama S. Marda	2,721,860	(15)	5.89%
Royce & Associates, LLC	3,685,347	(16)	7.97%
Tocqueville Asset Management L.P.	2,970,000	(17)	6.42%
K Equity, LLC	8,416,814	(18)	15.40%

*	Percentage of shares beneficially owned does not exceed one percent of class.

(1)
Includes 447,073 restricted shares of Common Stock (“Restricted Shares”). Restricted Shares cannot be sold until 90 days after termination of service with the Corporation or until the director or officer achieves the targeted ownership under the Corporation’s stock ownership guidelines, and only to the extent that such ownership exceeds the target. Also includes 83,334 shares subject to currently exercisable options or options that are exercisable within 60 days. 86,000 unrestricted shares are pledged as security in a margin account. Mr. Lööf purchased these in the open market prior to the Corporation’s adoption of its current anti-pledging policy, described on page 29 below.

(2)	Includes (a) 189,865 Restricted Shares and (b) 53,333 shares subject to currently exercisable options or options that are exercisable within 60 days.

(3)	Includes (a) 117,416 Restricted Shares and (b) 15,000 shares subject to currently exercisable options or options that are exercisable within 60 days.

(4)	Includes (a) 69,334 Restricted Shares and (b) 16,667 shares subject to currently exercisable options or options that are exercisable within 60 days.

(5)	Represents (a) 13,606 Restricted Shares, (b) 9,500 shares subject to currently exercisable options or options that are exercisable within 60 days and (c) 33,000 RSUs that will vest within 60 days.

(6)	Includes 8,333 Restricted Shares, 30,001 vested RSUs and 10,000 that vest within 60 days.

(7)	Includes 10,000 Restricted Shares, 30,001 vested RSUs and 10,000 that vest within 60 days.

(8)	Includes 8,333 Restricted Shares, 30,001 vested RSUs and 10,000 that vest within 60 days.

(9)	Includes 11,525 Restricted Shares, 30,001 vested RSUs and 10,000 that vest within 60 days.

(10)	Represents 26,230 vested RSUs and 10,000 that vest within 60 days.

(11)	Includes 10,762 Restricted Shares, 30,001 vested RSUs and 10,000 that vest within 60 days.

(12)	Includes 10,000 Restricted Shares, 30,001 vested RSUs and 10,000 that vest within 60 days.

(13)
The amount shown includes 1,023,774 Restricted Shares, 206,236 vested RSUs, 219,668 shares subject to currently exercisable options or options that are exercisable within 60 days and 103,000 RSUs that will vest within 60 days.

(14)
According to a Schedule 13G/A filed with the SEC on February 5, 2016 by Invesco Ltd., as of December 31, 2015, Invesco Ltd. has sole voting and dispositive power for 3,975,177 shares. The address for this reporting person is 1555 Peachtree Street NE, Atlanta, GA 30309.

(15)
According to a Schedule 13G/A filed with the SEC on January 28, 2016 by Rama S. Marda, as of December 31, 2015, Rama S. Marda has sole voting and dispositive power for 2,221,049 shares, and shared voting and dispositive power for 500,811 shares. The address for this reporting person is 1705 Musket Circle, Upper Holland, PA 19053.

(16)
According to a Schedule 13G/A filed with the SEC on January 19, 2016 by Royce & Associates, LLC, as of December 31, 2015, Royce & Associates, LLC has sole voting and sole dispositive power for 3,685,347 shares. The address for this reporting person is 745 Fifth Avenue, New York, NY 10151.

(17)
According to a Schedule 13G filed with the SEC on January 29, 2016 by Tocqueville Asset Management L.P., as of December 31, 2015, Tocqueville Asset Management L.P. has sole voting and sole dispositive power for 2,970,000 shares. The address for this reporting person is 40 West 57th Street, 19th Floor, New York, NY 10019.

(18)
According to a Schedule 13D/A filed with the SEC on May 31, 2011 by K Equity, LLC, K Holdings, LLC, Platinum Equity Capital Partners II, L.P., Platinum Equity Partners II, LLC, Platinum Equity Investment Holdings II, LLC, Platinum Equity, LLC and Tom Gores, if the warrant is exercised (described below) each of these reporting persons has sole voting power for 8,416,814 shares and sole dispositive power for 8,416,814 shares. The address for these reporting persons is 360 North Crescent Drive, South Building, Beverly Hills, CA 90210. This reflects 8,416,418 shares of the Corporation’s Common Stock issuable upon the exercise of a warrant, and, for this Stockholder only, the percentage of class has been adjusted to reflect the additional 8,416,814 shares that would be issued in the event of an exercise of the remaining portion of the warrant.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) outlines the Corporation’s executive compensation philosophy, objectives and processes. It explains the decision making process used by the Compensation Committee of our Board of Directors, the reasoning behind our executive compensation program, and, more specifically, the actions the Compensation Committee took related to the compensation of the Corporation’s executive officers listed below (we refer to these persons as our “Named Executive Officers” or “NEOs”) for our fiscal year ended March 31, 2016:
Per-Olof Lööf—Chief Executive Officer
William M. Lowe, Jr.—Executive Vice President and Chief Financial Officer
Charles C. Meeks, Jr.—Executive Vice President, Solid Capacitor Business Group
Philip M. Lessner—Senior Vice President and Chief Technology Officer
Claudio Lollini —Senior Vice President, Global Sales and Marketing

Executive Summary
Overview of our Executive Compensation Program
As discussed earlier in our Say-on-Pay proposal, our performance vis-à-vis our established financial targets under our annual bonus program and two-year long-term incentive plan was good, though somewhat below our target goals. Certain of these results, such as our revenue and corresponding Adjusted EBITDA performance, were largely in line with industry-wide trends and our peer competitors. As a result of our performance, our executives received modest increases to their base salaries (with the exception of Mr. Lollini who was promoted during the year) and were awarded reduced incentive-based compensation amounts under our annual and long-term incentive programs to reflect the Corporation's actual results. Thus, the core amounts of compensation received by our Named Executive Officers (again, with the exception of Mr. Lollini who is new to this group due to his promotion), as measured by base salary, EBP payments, performance LTIP payments, time-based LTIP and time-based RSU awards decreased from fiscal year 2015 to fiscal year 2016.
We note that the values shown below differ from those found in the Summary Compensation Table, which appears later in this proxy statement. This difference is attributable to the fact that the Summary Compensation Table values our current long-term incentive program (the 2016/2017 LTIP) at its grant date fair market value, determined according to applicable accounting standards. However, our Named Executive Officers have not earned any payments under the 2016/2017 LTIP, as the performance period for these awards is ongoing. Therefore, the amounts shown below reflect the payments actually received by our Named Executive Officers under our respective compensation programs that ended during our 2015 and 2016 fiscal years.

Named Executive Officer	Core Compensation Components	Fiscal Year 2015	Fiscal Year 2016	Result (increase or decrease)	$ Increase/(Decrease)
Per-Olof Lööf – CEO	Salary	847,167	856,250		9,083
	EBP	944,433	635,201		(309,232)
	Performance LTIP	—	61,992		61,992
	Time LTIP	243,193	237,160		(6,033)
	Time RSU	239,585	120,001		(119,584)
	Total	2,274,378	1,910,604		(363,774)

William M. Lowe, Jr. – EVP and CFO	Salary	511,250	533,975		22,725
	EBP	413,494	279,498		(133,996)
	Performance LTIP	—	38,366		38,366
	Time LTIP	149,156	144,013		(5,143)
	Time RSU	23,750	80,000		56,250
	Total	1,097,650	1,075,852		(21,798)

Charles C. Meeks, Jr. – EVP	Salary	358,750	403,000		44,250
	EBP	338,161	205,529		(132,632)
	Performance LTIP	—	26,209		26,209
	Time LTIP	98,148	95,800		(2,348)
	Time RSU	23,750	65,850		42,100
	Total	818,809	796,388		(22,421)

Philip M. Lessner – SVP and CTO	Salary	297,250	312,325		15,075
	EBP	206,323	129,506		(76,817)
	Performance LTIP	—	16,697		16,697
	Time LTIP	64,682	62,514		(2,168)
	Time RSU	19,000	7,400		(11,600)
	Total	587,255	528,442		(58,813)
After reviewing our performance and the corresponding executive compensation awards, the Compensation Committee believes the Corporation’s compensation strategy continues to serve our Corporation and stockholders well. We will continue to rely on a balance of the following compensation and benefit programs to attract and retain executive talent and to ensure a strong connection between executive compensation and financial performance:

•	Base salary (fixed compensation);

•	Annual bonus incentives (cash bonuses);

•	Long-term incentive compensation that, if earned, is paid in the form of cash and restricted stock;

•	Limited perquisites and other personal benefits; and

•	Broad-based retirement, health and welfare benefits that are available to other employees.

Key Compensation Developments and Pay for Performance Highlights in Fiscal Year 2016
Modest Base Salary Increases & Grants of Annual and Long-Term Incentive Compensation Opportunities
The Compensation Committee determines base salary adjustments (if any) for our executive officers during the third quarter (ending December 31) of the fiscal year, effective January 1. During the first quarter (ending June 30) of the fiscal year, the Compensation Committee (i) establishes the current year short-term and the two-year long-term performance-based incentive compensation measures and opportunities and (ii) determines whether the performance conditions for recently-completed performance periods have been satisfied. In fiscal year 2016 salary increases for our NEOs were effective January 1, 2016 and were generally modest 3% increases for all of our NEO’s, except Mr. Lollini, who was promoted during the past fiscal year due to his outstanding performance.
Fiscal Year 2016 Results - Impact on Incentive Compensation Payments
As shown above, our incentive compensation arrangements worked as intended and provided our NEOs with payments that were above threshold, but below target levels, consistent with the Corporation’s performance. As a result, the compensation of our NEOs (with the exception of Mr. Lollini, who was promoted last year) generally decreased during Fiscal Year 2016, as compared to Fiscal Year 2015. We believe this result demonstrates the strong linkage of our incentive compensation program with the Corporation’s performance.
Compensation Program Philosophy and Objectives
The Corporation’s executive compensation program focuses on closely aligning compensation paid to its executive officers with the performance of the Corporation on both a short-term and long-term basis and assisting the Corporation in attracting and retaining the necessary talent. With respect to incentive compensation, the Corporation’s objective is to tie variable compensation to the achievement of the organization’s financial performance. As the Corporation has expanded from a North American based corporation with international sales offices to a multinational corporation with global business groups, the Corporation’s compensation philosophy has evolved to attract executives with international experience and the broader skills necessary for the management of a multinational corporation. We have designed the Corporation’s compensation program to:

•	support the financial objectives of the Corporation;

•	attract and retain the talent and skill level needed to grow the Corporation with a focus on an international presence;

•	allow flexibility in design and administration to support the ever-changing electronics industry;

•	provide an externally competitive compensation structure for positions of similar skill, responsibilities, and geographic location;

•	provide a structure that is internally fair and equitable for the skills and knowledge required to perform each individual role; and

•	reward executives for performance that is aligned with both the short-term and long-term objectives of the Corporation and with stockholder interests.
What the Compensation Program Is Designed to Reward
The Corporation’s compensation program is designed to align compensation with individual, team and organizational performance. The Compensation Committee believes that the total compensation program for executive officers is focused on enhancing corporate performance. In particular, the Compensation Committee feels that providing a portion of compensation in the form of an annual cash bonus based on achieving certain targets reflected in the annual business budget will enhance corporate performance. Individual performance is evaluated, and “pay for performance” governs all base salary increases. The Compensation Committee believes that executives’ incentives are aligned with stockholder value creation by tying a significant portion of an executive’s compensation to annual and long-term performance measures intended to create long-term stockholder value.

How the Corporation Structures an Executive’s Total Compensation
Role of the Compensation Committee, Executive Officers and Compensation Consultants
The Compensation Committee is directly responsible to the Board of Directors and through the Board to the Corporation’s stockholders, for developing and administering all compensation programs for the Corporation’s executives.
In making its determinations with respect to executive compensation, the Compensation Committee is supported by the Corporation’s Senior Vice President and Chief Human Resources Officer. In addition, the Compensation Committee has historically engaged the services of a compensation consultant. In fiscal year 2016, the Compensation Committee retained the services of Pearl Meyer & Partners (“PM&P”) to assist with its review of the compensation package of the Chief Executive Officer (the “CEO”) and other executives. In addition, PM&P was retained to assist the Compensation Committee with several special projects, including monitoring trends in executive compensation.
The Compensation Committee retains PM&P directly, although in carrying out assignments PM&P also interacts with Corporation management when necessary and appropriate. Specifically, the Senior Vice President and Chief Human Resources Officer interacts with the consultant to provide compensation data. In addition, PM&P may, in its discretion, seek input and feedback from the executives regarding its consulting work product prior to presentation to the Compensation Committee to confirm its alignment with the Corporation’s business strategy, determine what additional data may need to be gathered, or identify other issues, if any, prior to presentation to the Compensation Committee. PM&P does not provide any services to the Corporation other than its consulting services to the Compensation Committee related to executive and director compensation.
The Compensation Committee frequently requests the CEO to be present at Compensation Committee meetings where executive compensation and corporate performance are discussed and evaluated. The CEO is free to provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only independent Compensation Committee members are allowed to vote on decisions made regarding executive compensation.
The Compensation Committee meets with the CEO to discuss his own compensation package, but ultimately, decisions regarding the CEO’s compensation are made by the Compensation Committee, meeting in executive session, without the CEO or any other executive officer present, solely based upon the Compensation Committee’s deliberations. Decisions regarding other executives who report directly to the CEO are made by the Compensation Committee after considering recommendations from the CEO and Senior Vice President and Chief Human Resources Officer.
Peer Group Analysis
Every two years, or on an as needed basis, the Compensation Committee reviews external market data compiled by PM&P to examine the total cash and incentive compensation components of the compensation package that the Corporation provides to its Named Executive Officers and non-employee directors to determine if such compensation is competitive. The information provided by PM&P is analyzed by the Compensation Committee while reviewing the competitive nature of compensation provided to the Named Executive Officers and non-employee directors.
In making compensation decisions with respect to staff salaries, including the Named Executive Officers, the Compensation Committee maintains a standard pay range structure based on an external market analysis provided by PM&P. Pay ranges are reviewed periodically and adjustments made, as needed and within the financial capabilities of the Corporation and based on market conditions. No adjustments were made in fiscal year 2016.
Historically, the Compensation Committee has reviewed data provided by PM&P from a variety of peer organizations. No changes to the peer group list from last fiscal year were made. The companies in our peer group are considered peer companies of the Corporation because they either manufacture capacitors or other components, compete in the same market segments or actively recruit each other’s employees due to similar skill requirements.

•	Amphenol Corporation

•	AVX Corporation

•	CTS Corporation

•	Fairchild Semiconductor International, Inc.

•	Greatbatch, Inc.

•	International Rectifier Corporation

•	JDS Uniphase Corporation

•	Linear Technology Corp

•	Littelfuse, Inc.

•	National Instruments Corp

•	SunEdison, Inc.

•	Teradyne, Inc.

•	TTM Technologies, Inc.

•	Vishay Intertechnology, Inc.

Other Factors
Other factors considered when making individual executive compensation decisions include individual performance, objective performance criteria, responsibilities within the organization, skills required to meet position specifications and the Corporation’s need for a flexible and adaptable workforce. We believe that these factors allow us to attract and retain the executives with the skills needed to manage a multinational corporation. Variable (incentive) compensation rewards may be team or individual performance based. Award criteria are directly tied to the Corporation’s business and strategic plan. All compensation components reflect the Corporation’s international focus.
Total Compensation
The Compensation Committee’s goal is to award compensation that is reasonable and consistent with the Corporation’s philosophy and objectives regarding executive compensation when all elements of potential compensation are considered. In making decisions with respect to any element of a Named Executive Officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the officer, including the following principal components, each of which is discussed in more detail below:

•	Base salary (fixed compensation);

•	Annual bonus incentives, the amount of which is dependent on performance during the fiscal year;

•	Long-term incentive compensation, that, if earned, is paid in the form of cash and restricted stock;

•	Perquisites and other personal benefits; and

•	Broad-based retirement, health and welfare benefits that are available to other employees.
In reviewing each component of compensation and the total reward package, the Compensation Committee uses data provided by its outside advisors to review not only the level of compensation provided by the Corporation and its competition, but also the mix of compensation. The mix of compensation refers to the percentage of compensation which is allocated to each component of compensation. This allows the Compensation Committee another means of assessing the competitiveness and structure of executive compensation and ensures that the philosophies and objectives of the Corporation are being achieved.
Other than base salaries, which are discussed below and benchmarked to the Corporation’s peer group, the Compensation Committee does not strive to set aggregate executive compensation opportunities and payments at a specific market position, nor provide a mix of compensation as compared to market data. Rather, the Compensation Committee considers market data in making informed decisions regarding levels and the mix of total compensation.
Stockholder Say-on-Pay Vote
At the 2015 Annual Meeting, stockholders had the opportunity to approve, in a non-binding advisory vote, the compensation of the Corporation’s Named Executive Officers. This is referred to as a “say-on-pay” proposal. At the 2015 Annual Meeting, our stockholders supported the proposal with a favorable vote of 72.2%. As discussed earlier, last year’s Say-on-Pay approval percentage was lower than the over 95% approval rating typically received in years past. In light of the fact that our larger stockholders have not raised any comments or concerns during the Corporation’s typical stockholder engagement process and that our compensation program has a strong linkage between total compensation and the Corporation’s financial performance, the Compensation Committee believes that our executive compensation program is both in-line with market practices and appropriately rewarding our NEOs based on their performance. The Compensation Committee will continue to consider the vote results for say-on-pay proposals in future years when making compensation decisions for our Named Executive Officers.

Elements of Compensation, Why the Corporation Chooses to Pay Each Element and the Corporation’s Fiscal Year 2016 Practices
I. Base Salary (Fixed Compensation)
The Corporation provides Named Executive Officers with an annual base salary that is designed to provide a base level of compensation that fairly accounts for the external market value, skills and responsibilities of a specific position and that provides our executives with a stable amount of compensation. Each position is compared with similar positions within the Corporation and their market value to arrive at its relative ranking and value within the organization. The Corporation maintains a standard pay range structure based on an external market analysis of benchmark positions. Pay ranges are reviewed annually and adjustments made, as needed and within financial capabilities, based on the market movement of benchmark positions. In fiscal year 2016 the Compensation Committee reviewed the pay ranges and determined that no adjustments were necessary.
Individuals can move upwards through their pay ranges based on individual performance, skill development and/or exhibited competencies needed for the position. Internal performance reviews are performed each year on all employees and are a factor in determining increases in compensation. Base salary may also be adjusted based on external market conditions or for promotions to positions of greater responsibility. Base salary increases are managed in a fiscally responsible manner and are not guaranteed.
Fiscal Year 2016 Base Salary Adjustments

The Compensation Committee made the following adjustments to the Named Executive Officers’ base salaries:

Executive	Fiscal Year 2015 Base Salary $	Fiscal Year 2016 Base Salary $	Adjustment $	Adjustment %
Per-Olof Lööf – Chief Executive Officer	850,000	875,000	25,000	2.9%
William M. Lowe, Jr. – Executive Vice President and Chief Financial Officer	530,000	545,900	15,900	3.0%
Charles C. Meeks, Jr. – Executive Vice President, Solid Capacitor Business Group	400,000	412,000	12,000	3.0%
Philip M. Lessner – Senior Vice President and Chief Technology Officer	310,000	319,300	9,300	3.0%
Claudio Lollini - Senior Vice President, Global Sales and Marketing (1)	138,000	300,000	162,000	117.4%

(1) Increase reflects promotion to current position. See below.

Mr. Lollini's cash compensation is provided in EURO since he is based out of Italy. Mr. Lollini's salary above is based on the Foreign Exchange rate, for the EUR 1.00 to USD 1.08870, as of December 31, 2015.

When determining the appropriate adjustments, the Compensation Committee also considered the following:

•
Based on the Compensation Committee's evaluation of his experience, performance and the market data last provided by PM&P, as well as the performance of the Corporation overall, Mr. Lööf's base salary was adjusted in fiscal year 2016.

•	Mr. Lowe’s salary increase of 3.0%, effective January 1, 2016, was based on the Compensation Committee’s evaluation of his experience and performance.

•
Mr. Meeks’ salary increase of 3.0%, effective January 1, 2016, was based on the Compensation Committee’s evaluation of his experience and performance, and reflected a full year of increased responsibilities resulting from his May 2013 appointment as Executive Vice President, Solid Capacitor Business Group.

•	Dr. Lessner’s salary increase of 3.0%, effective January 1, 2016, was based on the Compensation Committee’s evaluation of his experience and performance.

•
Mr. Lollini received a 92.0% salary increase on July 1, 2015 to $265,000 upon promotion from Vice President Sales Asia and the Pacific Rim to Senior Vice President - Global Sales and Marketing. He received a second salary increase of 13.2% to $300,000, effective January 1, 2016, which was based on the Compensation Committee’s evaluation of his experience, and the responsibility associated with his current position, and his performance since the promotion.

II. Annual Bonus Incentives for Named Executive Officers
The Executive Bonus Plan (“EBP”) is intended to reward executives based on the Corporation’s annual financial performance. The Compensation Committee has established targets, thresholds and maximum opportunities generally consistent with market data. Our Named Executive Officers had the following cash opportunities (and opportunity as a percentage of base salary as of March 31, 2016, which salaries were approved in October of 2015) under the EBP. As shown in the table below, the Compensation Committee provided Mr. Lööf a larger potential annual incentive opportunity relative to his base salary because it believes that, as Chief Executive Officer of the Corporation, a greater portion of his total compensation opportunity should be variable compensation reflective of the Corporation’s performance.
The table below shows the performance achievement and payout amounts at threshold, target and maximum for each NEO’s fiscal year 2016 EBP as a percentage of base salary.

	Threshold Performance		Target Performance		Maximum Performance
Executive	($)	(%)	($)	(%)	($)	(%)
Per-Olof Lööf – CEO	437,500	50	875,000	100	1,750,000	200
William M. Lowe, Jr. – EVP and CFO	191,065	35	382,130	70	764,260	140
Charles C. Meeks, Jr. – EVP	144,200	35	288,400	70	576,800	140
Philip M. Lessner – SVP and CTO	95,790	30	191,580	60	383,160	120
Claudio Lollini-SVP	90,000	30	180,000	60	360,000	120

Mr. Lollini's threshold, target, and maximum amounts shown above are based on the EURO as of March 31, 2016, of EUR 1.0 to USD of 1.1385.
For all Named Executive Officers, 30% of their 2016 EBP was determined by their individual performance as evaluated by the CEO (for all Named Executive Officers other than the CEO who is evaluated by the Compensation Committee) and approved by the Compensation Committee. The Compensation Committee believes linking a portion of a Named Executive Officer’s annual bonus to the achievement of individual performance goals provides an appropriate balance between financial goals and such individual's performance in determining total annual variable compensation.
In addition, 40% of the annual bonus opportunity for Mr. Meeks, who is a business group leader, is based on the achievement of performance goals specifically tailored to his business group. The Compensation Committee believes this mix of company-wide and business group specific performance measures appropriately reflects Mr. Meeks’ impact on the business group he manages and the Corporation’s overall performance.
Each component of our annual incentive program operates independently of each other; therefore, an executive may become entitled to receive a bonus solely based on the Corporation’s performance, individual performance, or in the case of Mr. Meeks, business group performance. Moreover, a portion of the corporate performance component of the annual incentive program may be attained by achievement of the Adjusted EBITDA, free cash flow or revenue performance goals described below.

The table below summarizes the relative weighting of each performance component applicable to the 2016 EBP for each of our NEOs.

Executive	Corporate Performance	Business Group Performance	Individual Performance
Per-Olof Lööf – CEO	70%	N/A	30%
William M. Lowe, Jr. – EVP and CFO	70%	N/A	30%
Charles C. Meeks, Jr. – EVP	30%	40% Solid Capacitor Business Group	30%
Philip M. Lessner – SVP and CTO	70%	N/A	30%
Claudio Lollini-SVP	70%	N/A	30%
The Compensation Committee has the right to exercise discretion to reduce the EBP payout to ensure that payouts produce their desired result. The Compensation Committee may not exercise discretion to increase a payout. Individual performance goals are comprised of both near and longer-term objectives specific to the Named Executive Officer, the fulfillment of which are intended to improve Corporation performance and increase stockholder value. In determining individual performance, the Compensation Committee considers these personal performance goals in the context of the Corporation's performance and determines an appropriate level of payout.
The Compensation Committee established the following performance measures under the EBP for measuring the Corporation’s performance in fiscal year 2016 (amounts are in millions, except percentages):

Weighting (% of Corporate Performance)	Performance Target	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
40%	Adjusted EBITDA	81.1	101.4	121.7	91.2
15%	Free Cash Flow	63.8	79.7	95.6	73.0
15%	Revenue	728.8	809.8	890.8	734.9
For Mr. Meeks, the Compensation Committee established the following performance measures under the EBP for measuring the Corporate and Solid Capacitor Business Group ("SCBG") performance in fiscal year 2016 (amounts are in millions, except percentages):

% of Corporate & Business Group Performance	Performance Target	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
25%	SCBG Adjusted EBITDA	137.5	171.9	206.3	154.8
15%	SCBG Revenue	548.5	609.4	670.3	556.4
15%	Corporate Adjusted EBITDA	81.1	101.4	121.7	91.2
10%	Corporate Free Cash Flow	63.8	79.7	95.6	73.0
5%	Corporate Revenue	728.8	809.8	890.8	734.9
For the fiscal year 2016 EBP, the Compensation Committee selected the corporate and business group performance metrics described above because they reflect the corresponding financial and operating targets in the Corporation’s annual business budget for the fiscal year. In order for a minimum bonus payout to occur, the Threshold is set 90% of Target for the revenue performance targets and 80% of Target for all other performance targets. At the time the performance measures were established, the Compensation Committee believed that it would require a high degree of difficulty to reach the Maximum bonus payout which is set at 110% of Target for the revenue performance targets and 120% of Target for all other performance targets.
For purposes of the EBP we define the various performance metrics as follows:
“Adjusted EBITDA” is defined as net income/loss before income tax expense; interest expense, net; and depreciation and amortization; adjusted to exclude the following: write down of long-lived assets; restructuring charges; plant start-up costs;

plant shut-down costs; net foreign exchange gain/loss; stock-based compensation expense; net loss on sales and disposals of assets; ERP integration costs; registration related fees; income from discontinued operations; NEC TOKIN investment related expenses; infrastructure tax; goodwill impairment; equity loss from NEC TOKIN; net curtailment and settlement gain on benefit plans; long-term receivable write down; change in value of NEC TOKIN options; inventory write downs; gain on early extinguishment of debt; professional fees related to financing activities and legal expenses related to antitrust class actions.
“Free Cash Flows” is defined as Adjusted Operating Income adjusted for: depreciation and amortization on tangible and intangible assets, the change in working capital (change in inventories, net; accounts receivable, net; and accounts payable), and less capital expenditures. Adjusted Operating Income is defined as operating income adjusted to exclude the following: restructuring charges, plant shut-down costs, plant start-up costs, net loss on sales and disposals of assets, ERP integration costs, stock-based compensation expense, NEC Tokin investment related expenses and legal expenses related to anti-trust.
“Revenue” is defined as net sales in accordance with U.S. GAAP.
“Adjusted Gross Margin” is defined as net sales (in accordance with U.S. GAAP) less cost of sales adjusted to exclude plant start-up costs and stock-based compensation expense.
Within 90 days after completion of the fiscal year, the Compensation Committee reviews the Corporation’s performance and determines each participant’s bonus award. Payments of awards are paid in one or more cash installments, with the first payment occurring shortly after the Compensation Committee’s approval.
Executive Annual Bonus Plan - Fiscal Year 2016 Results
Based on the Corporation’s performance, the Named Executive Officer’s individual performance and where applicable the Named Executive Officer’s business group performance, the Named Executive Officers earned the awards below under the EBP. Achievement was at 71% of the Corporate financial measures and 70% for SCBG. As described earlier, the Compensation Committee agreed with the recommendation of management to pay out the discretionary individual performance component of the EBP in amounts ranging from 52% to 76% of target to better align the EBP's overall payment percentage. The amounts below show the total payout of EBP as a percentage of target, including corporate, business group where applicable, and individual performance.

Executive	Target EBP ($)	Actual EBP ($)	Actual EBP as a % of Target (%)
Per-Olof Lööf – CEO	875,000	635,201	73%
William M. Lowe, Jr. – EVP and CFO	382,130	279,498	73%
Charles C. Meeks, Jr. – EVP	288,400	205,529	71%
Philip M. Lessner – SVP and CTO	191,580	129,506	68%
Claudio Lollini-SVP	180,000	118,733	66%
Mr. Lollini's EBP payment amount is based on the EURO, as of March 31, 2016, of EUR 1.0 to USD 1.1385.
III. Long-term Incentives for Named Executive Officers
The Compensation Committee believes the long-term incentive program provides executives with significant additional incentive to promote the long-term financial success of the Corporation and attract and retain talented leadership. The Compensation Committee further believes that by structuring a significant amount of the long-term incentive program to provide our executives with equity based incentives that are subject to our stock ownership guidelines, the long-term plan appropriately aligns their interests with our stockholders.
LTIP Fiscal 2016/2017 Performance Period
In May 2015, the 2016/2017 LTIP was established which consisted of a performance component and time-based unit award structure. As described further below, the performance based portion of the 2016/2017 LTIP vests based on the Corporation’s achievement of a two-year cumulative Adjusted EBITDA target (the "2016/2017 Performance LTIP"). The remaining portion of the LTIP award consists of time-vesting RSUs which vest in three equal annual installments beginning May 2016 (the "2016/2017 Time LTIP").
Mr. Lollini's 2016/2017 Performance LTIP is comprised of two awards. The first award was granted at the time the Corporation traditionally makes such awards. Mr. Lollini then received an additional 2016/2017 Performance LTIP on July 30, 2015 commensurate with his promotion and associated increased responsibilities as Senior Vice President Global Sales and Marketing.
In general, the total amount payable under the 2016/2017 LTIP measured as a percentage of a participant’s base salary increases according to the individual’s seniority within our company, such that a larger portion of senior executives’ compensation is contingent upon the Corporation’s success. In addition, our CEO has a higher maximum 2016/2017 LTIP opportunity in order to provide the opportunity upon the achievement of outstanding results to earn above median total compensation based on market data reviewed by the Compensation Committee. The Compensation Committee believes the performance component of the 2016/2017 LTIP provides executives incentives to achieve key corporate goals, while the time-based unit awards incentivize our executives to retain their employment with the Corporation.
Executives were granted the following 2016/2017 LTIP opportunity:

	Percentage of Base Salary - 2016/2017 Performance LTIP				Percentage of Base Salary
Executive Title	Minimum (%)	Target (%)	Maximum (%)		2016/2017 Time LTIP
CEO (Mr. Lööf)	30.0%	60.0%	160.0%	(1)	40.0%
Executive Vice-Presidents (Mr. Lowe and Mr. Meeks)	30.0%	60.0%	90.0%		40.0%
Senior Vice-Presidents (Dr. Lessner and Mr. Lollini)	22.5%	45.0%	67.5%		30.0%
(1) If Adjusted EBITDA equals 125% of target Mr. Lööf would receive 120% of his base salary, if Adjusted EBITDA equals 135% of target Mr. Lööf would receive 160% of his base salary.
The 2016/2017 Performance LTIP is earned based on the Corporation’s achievement of an Adjusted EBITDA performance goal for the two-year period ending March 31, 2017. The Compensation Committee continues to believe Adjusted EBITDA is an appropriate and effective measure of the Corporation’s overall performance.  The Threshold level of performance was set at 75% of Target and was, at the time it was established, believed to be an achievable goal. At the time the Compensation Committee determined the Target level of performance, the goal was believed to be aggressive, but obtainable. The Maximum level of performance was set based on 125% of Target and was believed to be realizable, but only with exceptional performance. If any of these performance levels are reached, 50% of the 2016/2017 Performance LTIP is paid in restricted stock units, and 50% is paid in cash.  One-half of the restricted stock units vest at the end of the performance period and the other half is settled one year later.  Vested restricted stock units are settled in Restricted Shares.  The cash portion of the Performance Award is paid at the end of the performance period.

Adjusted EBITDA is calculated under the 2016/2017 LTIP in the same manner as under the EBP.
LTIP - Results for 2015/2016 Period Ended March 31, 2016
The Threshold, Target and Maximum of the Adjusted EBITDA performance goals for the 2015/2016 LTIP are set forth below. As shown, the Corporation’s performance over the two-year performance period ending March 31, 2016 was above Threshold and paid at 82% of the Performance LTIP target. Adjusted EBITDA is calculated under the 2015/2016 LTIP in the same manner as under the EBP.

Performance Measure	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
Adjusted EBITDA (in millions)	150.0	200.0	250.0	182.9
Based on the Corporation’s performance, the Named Executive Officer’s earned the awards below:

Executive	Performance Cash Award	Performance Shares Granted (#)
Per-Olof Lööf – CEO	$209,100	37,408
William M. Lowe, Jr. – EVP and CFO	$124,230	22,224
Charles C. Meeks, Jr. – EVP	$84,870	15,184
Philip M. Lessner – SVP and CTO	$54,059	9,672
Claudio Lollini-SVP	$19,301	3,452
IV. Perquisites and Other Personal Benefits
The Corporation believes that setting appropriate levels of base and variable pay are of greater importance to motivating key talent and increasing stockholder return than any package of non-cash perquisites. In fiscal year 2016, Mr. Lööf received reimbursement for spousal travel, home office phone expenses and the annual fee of a credit card used to charge business travel expenses. Mr. Lowe received reimbursement for the annual fee of a credit card used to charge business travel expenses. There were no other significant recurring perquisites granted to any of our Named Executive Officers.
V. Retirement, Health and Welfare Benefits
Executives participate in the same retirement, health and welfare benefits as other employees, based on their country regulations. Other than the supplemental retirement savings plans described below, no supplemental programs are provided to the Named Executive Officers.
Deferred Compensation Plan for Key Managers
The Named Executive Officers, in addition to certain other U.S.-based eligible executives, are entitled to participate in the Deferred Compensation Plan for Key Managers (the “DCP”). Participants in the DCP can defer up to 75% of their total compensation on a pre-tax basis during any fiscal year. If a participant elects to defer a portion of their compensation, the Corporation will match an amount equal to 100% of the first six percent of compensation that a participant elects to defer. Benefits under the DCP are paid no earlier than at the beginning of the year following the executive’s retirement or termination of employment. Named Executive Officers can participate in either the DCP or the Corporation’s 401(k) retirement savings plan or both; however, the aggregate match provided by the Corporation under both plans and the Executive Secured Benefit Plan (described below) cannot exceed six percent of compensation in any given calendar year. Mr. Lollini does not participate in the DCP/SBP Plan.
The Compensation Committee believes that the DCP offers its Named Executive Officers an opportunity to save on a tax-advantaged basis for their retirement and helps attract and retain key personnel.
Executive Secured Benefit Plan
On December 21, 2010, the Compensation Committee adopted the KEMET Executive Secured Benefit Plan (the “Secured Benefit Plan”). The Secured Benefit Plan, which became effective January 1, 2011, is an after-tax non-qualified retirement plan for the Named Executive Officers, in addition to certain U.S.-based eligible executives. The Secured Benefit Plan supplements the Corporation’s two existing pre-tax deferred compensation plans—the DCP and the 401(k) retirement savings plan.
The Secured Benefit Plan allows participants to make after-tax contributions that are placed in an institutional life insurance policy that is owned by the participant with investment options in a variety of mutual funds. Each participant may elect to make contributions to the Secured Benefit Plan in an amount not to exceed 50% of his or her base salary plus 50% of his or her EBP incentive compensation; provided, however, the participant’s initial contribution must equal at least $5,000. There are no minimum contributions in subsequent years. The Corporation will match an amount equal to 100% of the first six percent of compensation that a participant elects to contribute to the Secured Benefit Plan, though this amount is reduced to account for any contributions made to the DCP or 401(k) retirement savings plan. The participant’s contributions to the Secured Benefit Plan are made on an after-tax basis and any Corporation matching contributions are taxable income to the participant for the year in which such contributions are made on behalf of the participant. Each participant is responsible for all federal, state and local taxes on such contributions. In addition, all policy premiums and fees are paid by the participant.

Unlike the DCP or 401(k) retirement savings plan, the Secured Benefit Plan allows participants to withdraw up to 100% of their contributions in the life insurance policy, subject to minor fees, while actively employed or following termination of employment. Upon death, the estate of the participant will receive a death benefit equal to the amount of the original life insurance policy, minus any distributions.
The Compensation Committee believes the Secured Benefit Plan provides participants with an attractive alternative method for retirement planning and helps attract and retain key management personnel.
Individual Agreements with Named Executive Officers
With the exception of our CEO, none of our Named Executive Officers were employed pursuant to employment agreements during fiscal year 2016. On June 29, 2015, the Corporation and Mr. Lööf entered into an Amended and Restated Employment Agreement (the "Lööf Agreement") which extended his employment term as Chief Executive Officer through March 31, 2018 and provided for an additional term of one year thereafter in a capacity to be agreed upon between Mr. Lööf and the Corporation. In addition, the Corporation agreed to grant to Mr. Lööf 250,000 RSUs, which vest (subject to Mr. Lööf's continued employment with the Corporation), and are settled as Restricted Shares, as follows: 35,000 RSUs on March 31, 2017, 40,000 RSUs on March 31, 2018 and the balance of 175,000 RSUs on March 31, 2019. The material terms of the Lööf Agreement are described below in the narrative description to the Summary Compensation Table and the Grants of Plan-Based Awards Table.
The Compensation Committee believes continuing Mr. Lööf's employment with the Corporation through March 2018 provides appropriate continuity through an important phase of the Corporation's growth. Therefore, the Compensation Committee believes that the amendment to Mr. Lööf's employment agreement, including the granting of RSUs, was an important step to ensure the retention of Mr. Lööf.
Change in Control Severance Compensation Agreements
The Compensation Committee approved and the Corporation entered into Change in Control Severance Compensation Agreements (the “Change in Control Agreements”) with each of its Named Executive Officers that are scheduled to expire on July 27, 2017. The Compensation Committee believes the Change in Control Agreements are in the Corporation’s best interests in order to ensure that in the event of a possible change in control of the Corporation, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such change in control. The material terms of the Change in Control Agreements are set forth in the section titled "Potential Payments Upon Termination or Change-in-Control".
Agreements with Messrs. Lowe and Meeks
On December 1, 2014, the Compensation Committee approved and the Corporation entered into an Incentive Award, Severance and Non-Competition Agreement with Mr. Lowe (the “Lowe Agreement”) and an Incentive Award and Non-Competition Agreement with Mr. Meeks (the “Meeks Agreement”).
Pursuant to the Lowe Agreement, we granted Mr. Lowe 275,000 RSUs on December 1, 2014. On the first, second and third anniversaries of the grant date, 25,000 RSUs vest and the remaining 200,000 RSUs vest on the fourth anniversary of the grant date, in all cases, contingent on Mr. Lowe remaining employed through the applicable vesting date. As discussed in greater detail in the section titled “Potential Payments Upon Termination or Change-in-Control”, all of the RSUs awarded to Mr. Lowe under the Lowe Agreement vest upon his death, disability, termination without cause, resignation for good reason or termination by the Corporation within 24 months following a change in control. Further, the Lowe Agreement provides that Mr. Lowe may receive severance benefits upon his termination without cause or resignation for good reason, as described in the section titled “Potential Payments Upon Termination or Change-in-Control”. Mr. Lowe’s agreement also requires that he abide by non-competition and non-solicitation restrictive covenants (with respect to both employees and customers) for (i) one year after his termination in the event he resigns without good reason or is terminated for cause, or (ii) the severance period (generally 24 months) in the event his employment is terminated without cause or he resigns for good reason.
Similarly, we granted Mr. Meeks 160,000 RSUs on December 1, 2014 pursuant to the Meeks Agreement. On the first, second and third anniversaries of the grant date, 20,000 RSUs vest and the remaining 100,000 RSUs vest on the fourth anniversary of the grant date, in all cases, contingent on Mr. Meeks remaining employed through the applicable vesting date. As discussed in greater detail in the section titled “Potential Payments Upon Termination or Change-in-Control”, all of the RSUs awarded to Mr. Meeks under the Meeks Agreement vest upon his death, disability, termination without cause, resignation for good reason or termination by the Corporation within 24 months following a change in control. Mr. Meeks’ agreement also requires he abide by non-competition and non-solicitation restrictive covenants (with respect to both employees and customers)

for one year after his termination of employment with the Corporation, whether by the Corporation or by Mr. Meeks. The Meeks Agreement does not provide Mr. Meeks with any additional severance protections.
As noted above, the Compensation Committee believes it was important to enter into these agreements to incentivize Messrs. Lowe and Meeks to retain their employment with the Corporation for the next four-year period and to provide a powerful incentive for the executives to work to create additional stockholder value that they may realize upon settlement. In addition, the Corporation secured important non-competition and non-solicitation restrictive covenants that are designed to protect the Corporation’s interests in the event the executives’ employment terminates.
Tax and Accounting Implications
Section 162(m) of the Code prohibits the Corporation from recording a federal income tax deduction for compensation paid in any year to its CEO and each other Named Executive Officer whose compensation is reported in the Summary Compensation Table for such year by reason of being among the three most highly compensated officers for that year, other than the Chief Financial Officer, in excess of $1 million, but does not subject performance-based compensation to this limit.
The Compensation Committee continues to emphasize performance-based compensation for executives and thus minimize the effect of Section 162(m). However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards the executive talent necessary for the Corporation’s success. Consequently, in any year the Compensation Committee may authorize nonperformance-based compensation in excess of $1 million. The Compensation Committee recognizes that the loss of the tax deduction may be unavoidable under these circumstances.
Stock Ownership Guidelines
To directly align the interests of the Named Executive Officers with the interests of the stockholders, the Compensation Committee established guidelines stipulating that each Named Executive Officer should maintain a minimum ownership interest in the Corporation. The amount to be retained varies depending upon the Named Executive Officer’s position. Mr. Lööf has a target to own and retain a minimum number of shares totaling in value five times his annual base salary, Mr. Lowe and Mr. Meeks each has a target to own and retain a minimum number of shares totaling in value no less than three times his annual base salary; and Dr. Lessner and Mr. Lollini each has a target to own and retain a minimum number of shares totaling in value no less than two times his annual base salary. The time period during which such minimum number of shares is to be acquired and retained was initially targeted five years from the later of (i) April 1, 2006 or (ii) the year in which such executive officer was hired or promoted to executive officer status. Because of our historical limited use of equity in our long-term incentive plans, and based upon the current trading price of our Common Stock, none of our Named Executive Officers have achieved their targeted share ownership. Until these targets are achieved, these executives may not sell any Restricted Shares acquired through grant from the Corporation. As persons with access to material non-public information regarding the Corporation, our Named Executive Officers, like all of our employees and directors, are restricted in their ability to trade our securities in accordance with applicable law and the guidelines contained in our Code of Conduct.
Stock Holding Requirements
Any profit shares, defined as net shares after paying taxes, must be held until the grantee’s targets under the Corporation’s stock ownership guidelines are met. The Compensation Committee determined that requiring Named Executive Officers to hold all Restricted Shares and other performance- based equity awards until their employment terminates does not provide individuals with an opportunity to benefit from performance-based equity grants and that the stock ownership guidelines were appropriate for ensuring Named Executive Officers hold an appropriate level of shares of the Corporation’s common stock.
Management of Executive Compensation-Related Risk
The Corporation’s executive compensation program is designed to create incentives for its executives to achieve its annual and longer-term business objectives. The Compensation Committee considers how the individual elements of executive compensation and the executive compensation program as a whole could potentially encourage executives, either individually or as a group, to make excessively risky business decisions at the expense of long-term stockholder value. In order to address this potential risk, the Compensation Committee annually reviews the risk characteristics of the Corporation’s executive compensation programs and considers methods for mitigating such risk. The Compensation Committee considers the following characteristics of the Corporation’s executive compensation program as factors that help mitigate risk:

•	The Compensation Committee has the authority to reduce long-term incentive plan awards or pay no award at all.

•	Significant amounts of long-term incentive awards have been performance-based, which aligns compensation with stockholder value.

•	Overall compensation is balanced between fixed and variable pay and variable pay is linked both to annual performance and performance over multi-year periods.

•
Named Executive Officers have received time-vesting RSU awards designed to promote long-term retention, to mitigate inappropriate short-term risk taking, and to help align management and stockholder interests.

•	Performance goals for both annual and long-term incentive arrangements are not unduly aggressive.

•	A consistent compensation philosophy is applied year-over-year and does not change significantly with short-term changes in business conditions.

•
Open dialogue exists among management, outside advisors, the Compensation Committee and the Board regarding executive compensation practices and policies and the appropriate incentives to use in achieving short-term and long-term performance targets.

•	The Corporation has implemented a compensation recovery policy designed to prevent covered executives from receiving compensation based on materially inaccurate financial performance measures.

•	All Named Executive Officers are subject to stock ownership and stock holding requirements designed to ensure their interests are aligned with the long-term interests of our stockholders.

•
We have adopted anti-hedging and anti-pledging policies that prohibit covered persons, including our NEOs, from holding securities in a margin account, pledging securities as collateral for a loan or entering into hedging or monetization transactions. The policy prohibiting pledging relates to all shares acquired in any manner after the date of the adoption of the policy and all shares acquired pursuant to any equity compensation arrangement regardless of when acquired. The anti-hedging policy applies to any shares held by covered persons regardless of when or how they are acquired.

REPORT OF THE COMPENSATION COMMITTEE
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussions with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016.
Submitted by:    Robert G. Paul, Chairman
Gurminder S. Bedi
Dr. Wilfried Backes
Joseph V. Borruso
Members of the Committee

SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation earned by each of the Named Executive Officers for each of the last three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All-Other Compensation ($)(3)	Total ($)
Per-Olof Lööf	2016	856,250	—	595,000	844,301	135,733	2,431,284
Chief Executive Officer	2015	847,167	—	340,001	1,069,281	113,283	2,369,732
	2014	816,000	—	326,398	556,920	74,173	1,773,491

William M. Lowe, Jr.	2016	533,975	—	371,000	403,728	13,409	1,322,112
Executive Vice President and	2015	511,250	—	1,302,000	490,759	16,430	2,320,439
Chief Financial Officer	2014	495,833	—	202,001	241,253	14,038	953,125

Charles C. Meeks, Jr.	2016	403,000	—	280,000	213,999	26,352	923,351
Executive Vice President,	2015	358,750	—	778,000	390,946	36,866	1,564,562
Solid Capacitor Business Group	2014	331,144	—	137,999	116,222	22,448	607,813

Philip M. Lessner	2016	312,325	—	162,750	183,565	22,613	681,253
Senior Vice President,	2015	297,250	—	87,903	239,945	27,154	652,252
Chief Technology Officer	2014	284,634	—	87,900	117,347	21,019	510,900

Claudio Lollini	2016	214,600	—	380,340	138,034	5,577	738,551
Senior Vice President,
Global Sales and Marketing
The amounts shown for Mr. Lollini are based on the EURO, as of March 31, 2016, of EUR 1.0 to USD 1.1385.

(1)
Amounts reflected under the “Stock Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the (a) time-vesting RSUs and (b) the portion of the performance-based LTIP (the "Performance Award") payable in RSUs at target. Since the performance period is ongoing the Corporation cannot determine if the performance goals will be achieved and did not assign any value to the Performance Award as a whole nor the portion of the Performance Award payable in RSUs. The values of the portion of the Performance Awards payable to our NEOs in RSUs assuming the highest level of performance conditions are achieved and based on the closing price of our Common Stock on the grant date ($3.64) are as follows: Mr. Lööf - $680,000 (186,813 RSUs); Mr. Lowe - $238,500 (65,522 RSUs); Mr. Meeks - $180,000 (49,451 RSUs); Dr. Lessner - $104,625 (28,743 RSUs); and Mr. Lollini - $31,668 (40,287 RSUs - 8,700 of which were granted on May 18, 2015 and 31,587 of which were granted on July 30, 2015 upon his promotion to Senior Vice President, Global Sales and Marketing). Also on July 30, 2015, the Corporation granted 100,000 RSUs to Mr. Lollini. The values of the RSU awards payable to Mr. Lollini are based on the closing price of our Common Stock on the grant date ($2.22).

(2)
The amounts shown in this column reflect awards under the EBPs and the portion of the LTIP payable in cash. The table below summarizes the breakdown between EBP and LTIP received by each Named Executive Officer.

	2016		2015		2014
Named Executive Officer	EBP ($)	2015/2016 LTIP ($)(a)	EBP ($)	2014/2015 LTIP ($)(b)	EBP ($)	2013/2014 LTIP ($)(c)
Per-Olof Lööf	635,201	209,100	944,433	124,848	556,920	—
William M. Lowe	279,498	124,230	413,494	77,265	241,253	—
Charles C. Meeks, Jr.	205,529	8,470	338,161	52,785	116,222	—
Philip M. Lessner	129,506	54,059	206,323	33,622	122,850	—
Claudio Lollini	118,733	19,301

The amounts shown for Mr. Lollini are based on the EURO, as of March 31, 2016, of EUR 1.0 to USD 1.1385.

(a)	The amount shown reflects the total amount of cash paid in May 2016 under the cash portion of the 2015/2016 LTIP due to the Corporation’s performance.

(b)	The amount shown reflects the total amount of cash paid in May 2015 under the cash portion of the 2014/2015 LTIP due to the Corporation's performance.

(c)	No amounts were paid under the cash portion of the 2013/2014 LTIP due to the Corporation’s performance.

(3)	All other compensation for each of the Named Executive Officers for fiscal year 2016 consists of the following:

Name	Year	Corporate Contributions to Retirement and 401(k) Plans ($)		Other ($)		Total ($)
Per-Olof Lööf	2016	88,012	(a)	47,721	(b)	135,733
William M. Lowe, Jr.	2016	13,409		—		13,409
Charles C. Meeks, Jr.	2016	26,352		—		26,352
Philip M. Lessner	2016	22,613		—		22,613
Claudio Lollini	2016	5,577		—		5,577

The amounts shown for Mr. Lollini are based on the EURO, as of March 31, 2016, of EUR 1.0 to USD 1.1385.

(a)	Includes company match contributions (the aggregate of which is not to exceed 6% of base salary and bonus) for the deferred compensation plan, Key Executive Secured Benefit Plan and 401(k) Plan.

(b)	Includes $46,137 for spousal travel and amounts paid for home office phone expenses and for the annual fee of a credit card used to charge business travel expenses.

GRANTS OF PLAN-BASED AWARDS TABLE

The table below summarizes the total of each grant of an award made to a Named Executive Officer in the fiscal year ended March 31, 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock of Units (#)	Grant Date Fair Value of Stock Awards ($)	Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Threshold ($)	Target ($)	Maximum ($)			Threshold ($)	Target ($)	Maximum ($)
Per-Olof Lööf
2016/2017 LTIP (1)	5/18/2015	127,500	255,000	680,000	163,462	595,000	127,500	255,000	680,000
2016 EBP (2)		437,500	875,000	1,750,000	—	—	—	—	—

William M. Lowe, Jr.
2016/2017 LTIP (1)	5/18/2015	79,500	159,000	238,500	36,136	202,000	79,500	159,000	238,500
2016 EBP (2)		191,065	382,130	764,260	—	—	—	—	—

Charles C. Meeks, Jr.
2016/2017 LTIP (1)	5/18/2015	60,000	120,000	180,000	24,687	138,000	60,000	120,000	180,000
2016 EBP (2)		144,200	288,400	576,800	—	—	—	—	—

Philip M. Lessner
2016/2017 LTIP (1)	5/18/2015	34,875	69,750	104,625	15,725	162,750	34,875	69,750	104,625
2016 EBP (2)		95,790	191,580	383,160	—	—	—	—	—

Claudio Lollini
2016/2017 LTIP (1)	5/18/2015	10,556	21,112	31,668	7,733	28,148	10,556	21,112	31,668
2016/2017 LTIP (1)	7/30/2015	23,375	46,749	70,124	128,077	284,331	23,375	46,749	70,124
Restricted stock grant	7/30/2015	—	—	—	100,000	222,000	—	—	—
2016 EBP (2)		90,000	180,000	360,000	—	—	—	—	—

(1)
Represents the estimated possible payout under the 2016/2017 LTIP.  As described in the Compensation Discussion and Analysis, participants in the 2016/2017 LTIP receive Performance Awards that are partially payable in cash and partially payable in RSUs that are settled in Restricted Shares equal to the dollar amount reported in the table above divided by the stock price at the time of vesting. Participants also receive time-based RSUs, which are shown as Stock Awards.

(2)
The 2016 EBP allowed the Named Executive Officers to earn a cash bonus based on the fiscal year 2016 performance of the Corporation, the officer’s Business Unit (if applicable), and the officer’s individual performance, as further described in the Compensation Discussion and Analysis under the heading, “Annual Bonus Incentives for Named Executive Officers.” The threshold, target and maximum performance levels reflected in this table represent the range of amounts each of the Named Executive Officers was eligible to earn based on fiscal year 2016 performance. Actual payouts under the 2016 EBP were below target for each of the Named Executive Officers and are reported in the Summary Compensation Table above.

Employment Agreements and Other Individual Agreements with Named Executive Officers
Lööf Agreement
Mr. Lööf, our CEO, is employed pursuant to the Lööf Agreement. The Board believes that the Lööf Agreement benefits the Corporation by providing continuity for the Corporation’s senior executive and setting up a timetable for orderly succession planning. Key terms of the Lööf Agreement are as follows:

•
The Lööf Agreement, as amended, has a term of June 29, 2015 through March 31, 2018 (the "Base Employment Period"), with an additional term of one year thereafter through March 31, 2019, in a capacity to be agreed upon between Mr. Lööf and the Corporation (the "Additional Employment Period").

•	During the Base Employment Period, Mr. Lööf is paid an annual base salary of $850,000, subject to increases or decreases at the discretion of the Board.

•
During the Additional Employment Period, Mr. Lööf’s salary shall be as agreed between the Corporation and Mr. Lööf, and in the absence of such an agreement shall be the greater of $425,000 or one-half of his base salary in effect immediately prior to the start of the Additional Employment Period.

•
Mr. Lööf is eligible to participate in the Corporation’s health and insurance coverage plan, existing short-term incentive compensation program, long-term incentive compensation program, and the Corporation’s deferred compensation plans (described below), in each case as such plans are generally available to other executive officers of the Corporation.

•
As long as Mr. Lööf is employed as CEO on April 1, 2017, Mr. Lööf shall be entitled to participate in a final 24-month long-term incentive compensation program covering the period April 1, 2017 through March 31, 2019.

•
Mr. Lööf was granted 250,000 RSUs with a June 29, 2015 grant date with the following vesting schedule (subject to Mr. Lööf’s continued employment with the Corporation): 35,000 RSUs on March 31, 2017, 40,000 RSUs on March 31, 2018, and the balance of 175,000 RSUs on March 31, 2019.  Vested RSUs are settled as Restricted Shares.

•
The Lööf Agreement will terminate (i) immediately upon Mr. Lööf’s resignation, death or disability or (ii) upon notice of termination by the Corporation at any time, with or without “cause” (as defined in the Lööf Agreement).

•
Mr. Lööf will be entitled to certain severance payments upon his termination of employment without cause or upon his resignation for "good reason" (as defined in the Lööf Agreement) including a termination without cause or resignation for good reason in connection with a change in control. Please refer to the section titled “Potential Payments upon Termination or Change-in-Control” for a description of these payments.

•
If Mr. Lööf is terminated by the Corporation for cause or if Mr. Lööf resigns (other than for “good reason”), he will be entitled to receive only his base salary through the date of termination or resignation and will not be entitled to receive any other salary, compensation or benefits from the Corporation or its subsidiaries, except as set forth below or as specifically provided for under the Corporation’s employee benefit plans or as otherwise expressly required by applicable law.

•
In the event of Mr. Lööf’s disability or death, Mr. Lööf or his heirs, as applicable, will be entitled to receive only his base salary through the date of such an event and any annual bonus for a completed fiscal year that has not yet been paid.

•
The Lööf Agreement contains a standard confidentiality provision as well as non-competition and non-solicitation agreements for the term of Mr. Lööf’s employment and for a minimum of twelve months after any termination thereof. As consideration for the non-competition and non-solicitation agreements, if Mr. Lööf is terminated without “cause” or voluntarily resigns with or without “good reason,” Mr. Lööf will be entitled to receive one year of his base salary in effect at the time of termination plus one year of the annual short-term incentive bonus which shall be determined based on the target bonus for Mr. Lööf’s last year of employment.

Other Agreements with Named Executive Officers
The Corporation has entered into Change in Control Severance Compensation Agreements with each of its Named Executive Officers. Please refer to the section titled “Potential Payments upon Termination or Change-in-Control” for information concerning these agreements.
The Corporation has also entered into the Lowe Agreement with Mr. Lowe and the Meeks Agreement with Mr. Meeks. Please refer to the Compensation Discussion and Analysis and the section titled “Potential Payments upon Termination or Change-in-Control” for information concerning these agreements.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The table below summarizes the awards under the Corporation’s equity incentive plans for each Named Executive Officer outstanding as of March 31, 2016.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(9)
Name	Exercisable	Unexercisable
Per-Olof Lööf	—	83,333	—	24.15	(1)	—	—	—	—
	83,334	—	—	4.38	1/29/2020	—	—	—	—
					(2)	50,000	96,500	—	—
					(3)	250,000	482,500	—	—
					(4)	39,862	251,807	—	—
					(5)	86,369	166,692	—	—
					(6)	93,407	180,276	70,054	135,204

William M. Lowe, Jr.	20,000	—	—	1.71	7/28/2019	—	—	—	—
	33,333	—	—	8.31	7/14/2018	—	—	—	—
					(4)	24,670	47,613	—	—
					(5)	51,313	99,034	—	—
					(6)	58,242	112,407	43,682	84,306
					(7)	250,000	482,500

Charles C. Meeks, Jr.	15,000	—	—	1.71	7/28/2019	—	—	—	—
					(4)	16,853	32,526	—	—
					(5)	35,056	67,658	—	—
					(6)	43,956	84,835	32,968	63,628
					(7)	140,000	270,200

Philip M. Lessner	16,667	—	—	1.71	7/28/2019	—	—	—	—
					(4)	10,735	31,391	—	—
					(5)	22,330	78,656	—	—
					(6)	25,549	91,362	19,162	36,983

Claudio Lollini	4,000	—	—	13.92	11/5/2022	—	—	—	—
	3,000	—	—	27.66	10/31/2021	—	—	—	—
	1,500	—	—	8.64	10/27/2020	—	—	—	—
	1,000	—	—	4.47	10/26/2019	—	—	—	—
					(4)	3,495	6,745	—	—
					(5)	7,971	15,384	—	—
					(6)	35,810	69,113	26,858	51,836
					(8)	100,000	193,000	—	—

(1)
Mr. Lööf received a grant of 167,667 options as provided in his March 2005 Employment Letter. These options expire at the latter of (i) April 4, 2015, or (ii) the third year following Mr. Lööf’s retirement. Effective March 4, 2010, 83,333 of these awards were voluntarily relinquished and no concurrent grant, replacement award or other valuable consideration was provided.

(2)	On March 28, 2012, the Corporation granted Mr. Lööf 50,000 Restricted Shares, which cliff vest on June 30, 2017.

(3)
On June 29, 2015, the Corporation granted Mr. Lööf 250,000 RSUs that settle as Restricted Shares. The RSUs vest as follows (subject to Mr. Lööf's continued employment with the Corporation): 35,000 RSUs vest on March 31, 2017, 40,000 RSUs vest on March 31, 2018, and the balance of 175,000 RSUs vest on March 31, 2019.

(4)
In May 2013, the 2014/2015 LTIP was established; 40% of the LTIP award takes the form of a grant of RSUs that will vest in annual installments of 33%, 33%, 34% over a three-year period ending May 13, 2016; 60% of the LTIP award takes the form of Performance-based RSUs, the vesting of which are subject to the Corporation’s achievement of a two-year performance target for the period ended March 31, 2015. These RSUs were vested based on 51% achievement of the target.

(5)
In May 2014, the 2015/2016 LTIP was established; 40% of the LTIP award takes the form of a grant of RSUs that will vest in annual installments of 33%, 33%, 34% over a three-year period ending May 12, 2017; 60% of the LTIP award takes the form of Performance-based RSUs, the vesting of which are subject to the Corporation’s achievement of a two-year performance target for the period ended March 31, 2016. These RSUs were vested based on 82% achievement of the target.

(6)
In May 2015, the 2016/2017 LTIP was established; 40% of the LTIP award takes the form of a grant of RSUs that will vest in annual installments of 33%, 33%, 34% over a three-year period ending May 18, 2018; 60% of the LTIP award takes the form of Performance-based RSUs, the vesting of which are subject to the Corporation’s achievement of a two-year performance target for the period ending March 31, 2017. These RSUs are included based on achievement of the target.

(7)
On December 1, 2014, the Corporation granted 275,000 and 160,000 RSUs to Mr. Lowe and Mr. Meeks, respectively.   For Mr. Lowe, 25,000 RSUs will vest on the first, second, and third anniversaries of the grant date, respectively, and the remaining 200,000 RSUs will vest on the fourth anniversary of the grant date.  For Mr. Meeks, 20,000 RSUs will vest on the first, second, and third anniversaries of the grant date, respectively, and the remaining 100,000 RSUs will vest on the fourth anniversary of the grant date.

(8)	On July 30, 2015, the Corporation granted 100,000 RSUs to Mr. Lollini that will vest in annual installments of 33%, 33%, 34% over a three-year period ending July 30, 2018.

(9)	Based on the closing price of the Corporation’s Common Stock on March 31, 2016.

OPTION EXERCISES AND STOCK VESTED TABLE
The table below summarizes exercises of stock options and vesting of stock awards for the Named Executive Officers for the fiscal year ended March 31, 2016.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Per-Olof Lööf	—	—	121,483	419,153
William M. Lowe, Jr.	—	—	79,893	262,379
Charles C. Meeks, Jr.	—	—	58,769	187,859
Philip M. Lessner	—	—	26,125	86,611
Claudio Lollini	—	—	5,282	20,004

(1)
Based on the closing price of the Corporation’s Common Stock on April 30, 2015, May 12, 2015, May 13, 2015, May 14, 2015, June 30, 2015, December 1, 2015 and January 31, 2016 for the respective vestings.

NONQUALIFIED DEFERRED COMPENSATION TABLE
The table below provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. Contributions made to the Secured Benefit Plan on behalf of Named Executive Officers are not included as this plan is an after-tax nonqualified retirement plan that does not provide for a deferral of compensation.

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings / (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Per-Olof Lööf	90,666	(1)	72,112	(1)	(42,056)	—	1,246,424	(2)
William M. Lowe, Jr.	—		—		—	—	—
Charles C. Meeks, Jr.	—		—		—	—	—
Philip M. Lessner	—		—		—	—	—
Claudio Lollini	—		—		—	—	—

(1)
Amount represents the annual base for calendar year 2015, and the annual bonus match for fiscal year 2016, each of which was credited to Mr. Lööf's account under the DCP in July 2016. Executive contributions in Last Fiscal Year, and Registrant Contributions in Last Fiscal Year are reported in the Summary Compensation Table under the "Salary" and "All Other Compensation" columns, respectively.

(2)
The Aggregate Balance at Last Fiscal Year End contains Executive Contributions and Registrant Contributions in Last Fiscal Year previously included in the Summary Compensation Table which totaled $162,778 and earnings on contributed amounts of $1,072,235 which was reported in prior years, since 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The Corporation has entered into Change in Control Severance Compensation Agreements (the “Change in Control Agreements”) with each of its Named Executive Officers to ensure that in the event of a possible change in control of the Corporation, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such change in control. Absent a “change in control” (as defined below), the Change in Control Agreements will expire on July 27, 2017. In the event a change in control occurs prior to July 27, 2017, the Change in Control Agreements will expire on the two year anniversary of the change in control. In addition, the Change in Control Agreements will automatically terminate upon the occurrence of any of the following events:

•	The Named Executive Officer’s death or termination due to disability;

•	The Named Executive Officer’s attainment of his “retirement date” (age 70 ½ or the date the executive has informed the Corporation he intends to retire after age 55 but before age 70 ½), or

•
The determination by the Board that the Named Executive Officer is no longer eligible to receive the benefits provided under the Change in Control Agreement, provided such determination is made prior to a change in control.

Under the Change in Control Agreements, in the event their employment with the Corporation is terminated under certain circumstances following a change in control, the Named Executive Officers are entitled to severance benefits and accelerated vesting of performance awards. The Change in Control Agreements do not provide for a “gross-up” for any excise tax imposed by operation of Code Section 4999 on amounts that constitute “excess parachute payments” under Code Section 280G. However, a Named Executive Officer’s payment under his Change in Control Agreement may be reduced to an amount such that it does not constitute an excess parachute payment under Code Section 280G, if such reduction would result in the NEO receiving a greater after-tax payment. If the NEO would receive a greater after-tax payment absent a reduction and payment of applicable taxes, including excise taxes, no reduction will be made.
Under the Change in Control Agreements, a “change in control” is deemed to have occurred in the event of certain significant changes to the ownership of the Corporation, including when:
(1)    the percentage of ownership by an acquiring entity or group equals or exceeds 25% of the (a) then outstanding shares of Common Stock of the Corporation, or (b) combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of the Corporation’s directors,
(2)    a replacement of the majority of the incumbent members of the Corporation’s Board, or
(3)    a reorganization, merger or consolidation or sale of assets, unless following such event (a) beneficial stockholders prior to the event own more than 50% of the outstanding shares of common stock and voting power of outstanding securities entitled to vote generally in the election of the Corporation’s directors, (b) no person owns 25% or more of the outstanding shares of common stock or the combined voting power of the then outstanding voting securities, and (c) at least a majority of the incumbent members of the Board continue to serve on the Board following the transaction.
(Note: the exercise by K Equity of its warrant, see "Security Ownership" table footnote 18 on page 15, will not, by itself, constitute a "change in control.")
Our Named Executive Officers will receive severance benefits under the Change in Control Agreements if they are terminated without “cause” or if they resign for “good reason” following the change in control. The Change in Control Agreements define “good reason” as the occurrence of any of the following events:

•
The assignment of any duties inconsistent the Named Executive Officer’s position, duties, responsibilities and status with the Corporation, or any removal of the Named Executive Officer from, or any failure to reelect to, any such position;

•	A reduction by the Corporation in the Named Executive Officer’s base salary;

•
The failure of the Corporation to continue in effect any compensation, welfare or benefit plan in which the Executive is participating at the time of a change in control, without substituting or providing a substantially similar benefit at substantially the same cost;

•	Any purported termination for “cause” or “disability” (as defined in the Change in Control Agreements) without grounds; and/or

•	The relocation of the Named Executive Officer’s primary work location to a location that is more than 20 miles from the current work location.
“Cause,” as defined in the Change in Control Agreements, means (i) the willful and continued failure by the Named Executive Officer for a significant period of time substantially to perform his duties with the Corporation (other than any such failure resulting from his disability), after a demand for substantial performance is delivered to the Named Executive Officer in writing by the Board or its designee which specifically identifies the manner in which the Board or its designee believes that the Named Executive Officer has not substantially performed his duties, or (ii) the willful engaging by the Named Executive Officer in gross misconduct materially and demonstrably injurious to the Corporation. No act, or failure to act, on the Named Executive Officer’s part shall be considered “willful” unless done, or omitted to be done, by the Named Executive Officer, not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation.
Pursuant to the Change in Control Agreements, each Named Executive Officer is entitled to receive an amount equal to twenty-four times the sum of (a) monthly base salary and (b) the monthly amount of the annual target incentive bonus due each executive following a qualifying termination after a change in control. In addition, under the Change in Control Agreements, the Corporation must:

•
Maintain all life insurance, medical plans and programs in which such Named Executive Officers participate for 18 months following the date of the qualifying termination or until such time as the executive first becomes eligible for the same type of coverage under another employer’s plan, whichever is earlier;

•	Pay all reasonable legal fees and expenses incurred by such Named Executive Officer as a result of his resignation for good reason; and

•	Pay the costs of reasonable outplacement services, up to a maximum of $15,000, until such Named Executive Officer is employed on a full-time basis.
The Named Executive Officers are not entitled to the benefits described above if their termination is for cause, they resign without good reason, or they die, become disabled or retire.
Additionally, the Change in Control Agreements provide for accelerated vesting of LTIP awards to the next whole year following a qualifying termination after a change in control. The LTIP awards are payable in an amount equal to the greater of: (1) the actual performance of the Corporation through the date of the change in control compared to the plan target, up to the maximum amount payable under the plan or (2) the target amount payable under the plan for such period. The actual amount paid for such LTIP awards, will be pro-rated for each outstanding LTIP award, based on the number of fiscal years from the grant date through the fiscal year in with the change in control occurs divided by the total number of fiscal years in the performance period.
Mr. Lööf’s Agreement also entitles him to certain severance payments upon his termination without “cause” or his resignation for “good reason,” Mr. Lööf will be entitled to continue to receive full base salary, target bonus and benefits, as such may be adjusted during the Additional Employment Period, for the period from the date of termination to the earlier to occur of (i) March 31, 2019 or (ii) two years from the date of termination. Under such circumstances, Mr. Lööf’s short-term incentive plan bonus for each year following the year in which his employment was terminated will be the same as the target bonus opportunity in the year of the termination, or if not yet established for such year, for the immediately preceding year.
The definition of “cause” under Mr. Lööf’s Agreement is substantially similar to the definition found in the Change in Control Agreements. Mr. Lööf’s Agreement defines “good reason” as (i) the assignment of duties inconsistent with Mr. Lööf’s position or a change in Mr. Lööf’s title or offices or his removal from, or failure of the Board to reelect Mr. Lööf to any such employment positions (except due to a termination for cause, death, disability or Mr. Lööf’s attainment of retirement age), and (ii) a material reduction of Mr. Lööf’s base salary, other than a reduction reflecting a material reduction in the size or complexity of the Corporation’s business.
Mr. Lööf’s Agreement also provides that if he becomes entitled to payments under both his Agreement and his Change in Control Agreement, he is entitled to the greater of the two payments, but may not receive payment under both agreements.
Both the Lowe Agreement and the Meeks Agreement provide that Messrs. Lowe and Meeks will become vested in the RSUs granted to them under their respective agreements upon their death disability, termination without cause, resignation for good reason or termination by the Corporation within 24 months following a change in control. Both agreements define “cause” and “change in control” substantially similar to the Change in Control Agreements and define “good reason” like the Change in Control Agreements but only with respect to assignment of inconsistent duties or a reduction in base salary.
The Lowe Agreement also provides that Mr. Lowe will receive severance compensation in the event his employment is terminated without cause or he resigns for good reason in the form of 24 monthly payments, each equal to one-twelfth of the sum of (i) Mr. Lowes’ annual base salary, plus (ii) his target annual bonus. The severance compensation is contingent upon Mr. Lowe's executing a general release of claims in favor of the Corporation.

The table below describes the compensation and benefits payable to each of our Named Executive Officers in the following circumstances:

•	termination without cause or for good reason in the absence of a change of control;

•	termination without cause or for good reason in connection with a change of control;

•	voluntary resignation;

•	death; or

•	disability.
The amounts shown below assume that termination of employment or a change in control occurred as of March 31, 2016, and estimate certain amounts which would be paid to our Named Executive Officers upon the specified event. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the actual amounts estimated to be paid or distributed may be different. A factor that could affect these amounts is the financial performance of the Corporation through the date of any such event.
The table quantifies and the accompanying footnotes describe the compensation and benefits that are paid in addition to compensation and benefits generally available to salaried employees. Examples of compensation and benefits generally available to salaried employees, and thus not included below, are distributions under the Corporation’s 401(k) retirement savings plan, accrued vacation pay, and vested equity. The table assumes that all outstanding equity awards would be assumed by an acquirer in the event of a change in control, as is the common practice. In the event such awards were not assumed, they would become fully vested as a result of the change in control.

	Before Change in Control	After Change in Control
Name	Termination w/o Cause or for Good Reason (1)(5)($)	Termination w/o Cause or for Good Reason (2)(3)($)		Voluntary Termination ($)	Death (4)(5)($)	Disability (5)($)
Per-Olof Lööf	3,500,000	4,796,055		—	145,833	—
William M. Lowe, Jr.	2,528,167	2,806,459	(6)	—	763,090	672,107
Charles C. Meeks, Jr.	819,774	2,025,864	(7)	—	476,440	407,774
Philip M. Lessner	319,300	1,230,702		—	53,216	—
Claudio Lollini	300,000	1,290,293		—	50,000	—

(1)
This benefit is payable pursuant to the KEMET Corporation Severance Pay Plan, our NEOs receive twelve months’ base salary as severance, except for Mr. Lööf and Mr. Lowe, whose payment is paid pursuant to the Lööf and Lowe Agreements, respectively.

(2)
Pursuant to the accelerated vesting provision of the Change in Control Severance Agreements, these amounts shown include (a) the target payout under the Performance component of the 2015/2016 LTIP grant date of May 12, 2014, (b) 50% of the target payout under the Performance component of the 2016/2017 LTIP grant May 18, 2015, and (c) unvested RSUs, calculated based on the closing price of the Corporation’s Common Stock on March 31, 2016.

(3)
These amounts include the benefit payable pursuant to the Change in Control Severance Agreements, which is (a) twenty four multiplied by the sum of (i) the NEO’s monthly base salary plus (ii) the monthly value of the NEO’s target annual bonus (Mr. Lööf—100% of base salary, Mr. Lowe and Mr. Meeks—70% of base salary, Dr. Lessner and Mr. Lollini — 60% of base salary), (b) accelerated LTIP (as described above) (c) eighteen months of COBRA premium, and (d) reasonable outplacement services. As described above, the Corporation does not pay any Code Section 280G “gross-up” payments.

(4)
This benefit is payable pursuant to historical practice of the Corporation and is equal to two months of salary. The intention is to provide the family with income while the life insurance application process is taking place.

(5)
Pursuant to the accelerated vesting provision of Mr. Lowe's and Mr. Meek's Agreements these amounts shown include unvested RSUs, calculated based on the closing price of the Corporation’s Common Stock on March 31, 2016.

(6)
The amount shown includes $672,107 payable to Mr. Lowe pursuant to the accelerated vesting provision of Mr. Lowe's Agreement, calculated based on the closing price of the Corporation’s Common Stock on March 31, 2016, which amount is also payable if Mr. Lowe is terminated by the Corporation within 24 months after a change in control.

(7)
The amount shown includes $407,774 payable to Mr. Meeks pursuant to the accelerated vesting provision of Mr. Meek’s Agreement, calculated based on the closing price of the Corporation’s Common Stock on March 31, 2016, which amount is also payable if Mr. Lowe is terminated by the Company within 24 months after a change in control.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States). The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the PCAOB’s Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm its independence from the Corporation. The Audit Committee also has considered whether the provision of non-audit services to the Corporation is compatible with the independent registered public accounting firm’s independence.
For the fiscal year ended March 31, 2016 audit, the Audit Committee discussed with the Corporation’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audit, its evaluation of the Corporation’s internal control over financial reporting and the overall quality of the Corporation’s financial reporting.
Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements for the fiscal year ended March 31, 2016 be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2016 for filing with the SEC.
AUDIT COMMITTEE
E. Erwin Maddrey, II, Chairman
Wilfried Backes
Joseph V. Borruso

Audit and Non-Audit Fees
The following table sets forth fees billed for professional audit services and other services rendered to the
Corporation by Ernst & Young LLP for the fiscal years ended March 31, 2016 and March 31, 2015 (amounts in thousands):

	Fiscal Year 2016	Fiscal Year 2015
Audit Fees (1)	2,808	2,780
Audit-related Fees (2)	—	297
Tax Fees	—	—
All other fees	—	—
Total	2,808	3,077

(1)
The aggregate fees for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal years ended March 31, 2016 and March 31, 2015 and the reviews of the financial statements included in the Corporation’s Forms 10-Q for the quarters within the fiscal years then ended.

(2)	For fiscal year 2015, audit‑related fees consist of services related to registration statements.
All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit Policies provide for pre-approval of all audit, audit-related and tax services. These policies authorize the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
OTHER BUSINESS
At the date of this proxy statement, the Corporation has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should come before the Annual Meeting, the proxies will be voted in accordance with the recommendation of the Corporation’s management.
STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING
From time to time, stockholders present proposals which may be proper subjects for consideration at the Annual Meeting. To be considered for inclusion in the proxy statement, proposals must be submitted on a timely basis. Proposals for the 2017 Annual Meeting, which is expected to be held on August 2, 2017, must be received by the Corporation no later than February 9, 2017 and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to the 2017 Annual Meeting.
In addition, the Corporation’s Amended and Restated By-Laws establish advance notice procedures as to (1) business to be brought before an annual meeting of stockholders other than by or at the direction of the Board of Directors and (2) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Any stockholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures.
Any such proposals, as well as any questions related thereto, should be timely submitted in writing to the Secretary of the Corporation at the address below. The Secretary must receive this notice no later than April 29, 2017.
Notice of a proposal must include:

(i)
as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(ii)
(A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (C) whether either such stockholder or beneficial owner intends to solicit or participate in the solicitation of proxies in favor of such proposal or nominee or nominees.

Notice of a nomination must include:

(i)
as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serving as a director if elected; and

(ii)
(A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (C) whether either such stockholder or beneficial owner intends to solicit or participate in the solicitation of proxies in favor of such proposal or nominee or nominees.

You may contact our Secretary at our principal executive offices for a copy of the relevant provisions of the Corporation’s Amended and Restated By-Laws regarding the requirements for making stockholder proposals and nominating director candidates.

ADDITIONAL INFORMATION
This solicitation is being made by the Corporation. All expenses of the Corporation in connection with this solicitation will be borne by the Corporation. In addition to the solicitation by mail or electronic delivery, proxies may be solicited by directors, officers and other employees of the Corporation by telephone, in person or otherwise, without additional compensation. The Corporation may request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Corporation’s transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.
The Corporation will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to the Secretary of the Corporation at the address below. In addition, copies of the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as the Corporation’s Corporate Governance Guidelines and Global Code of Conduct, are available for viewing at the Corporation’s website at http://www.kemet.com under “About KEMET/Investor Relations” where you can click on the link to “Corporate Governance” for a link to these documents or upon written request directed to the Secretary of the Corporation. Please review the proxy materials and vote your shares by Internet or phone, or, if you have requested that proxy materials be sent to you by mail, by completing, signing and returning by mail the proxy card enclosed therewith as soon as possible.
By order of the Board of Directors,
R. James Assaf Secretary
KEMET CORPORATION
P.O. Box 5928
Greenville, South Carolina 29606
June 9, 2016

IMPORTANT ANNUAL MEETING INFORMAITON
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 28, 2016.

Vote by Internet
-Go to www.investorvote.com/KEM
-Or scan the QR code with your smartphone
-Follow the steps outlined on the secure website

Vote by telephone
-Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	-Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Election of Directors - The Board of Directors recommends a vote FOR all the nominees listed (term expires in 2019).
1. Nominees:	For	Against	Abstain		For	Against	Abstain
01-Jacob T. Kotzubei				02-Robert G. Paul				+

Proposals - The Board of Directors recommends a vote FOR Proposals 2 and 3.
	For	Against	Abstain		For	Against	Abstain
2. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2017.				3. Advisory approval of the compensation paid to the Named Executive Officers.

Non-Voting Items
Change of Address - Please print new address below				Comments - Please print your comments below.

Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
Please sign exactly as your name(s) appear(s) hereon. If the securities are jointly owned, both owners should sign. Full title of one signing in representative capacity should be clearly designated after signature.

Date (mm/dd/yyyy) - Please print date below	Signature 1 - Please keep signature within the box.	Signature 1 - Please keep signature within the box.
/ /

	IUPX		+
01UPEE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on July 28, 2016:
The Notice and Proxy Statement and Annual Report are available at http://www.kemet.com/proxymaterials

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

2016 Annual Meeting of Stockholders
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints PER-OLOF LÖÖF and R. JAMES ASSAF, and each of them, proxies, with full power of substitution in each, to represent and vote the common stock of KEMET Corporation which the undersigned is entitled to vote, at the 2016 Annual Meeting of Stockholders scheduled to be held July 28, 2016, at 10:30 a.m. local time, at KEMET Corporation, 2835 Kemet Way, Simpsonville, South Carolina, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if present, with respect to the matters on the reverse side, each of which are proposed by the Board of Directors.

Your shares will be voted as directed herein and in the discretion of the proxies on all other matters that properly come before the 2016 Annual Meeting of Stockholders and any adjournment or postponement thereof. If the proxy is signed and no direction is given for any item, it will be voted FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.